UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Qurate Retail, Inc.

(Name of Registrant as Specified In Its Charter)
N/A

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12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

April 19, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 annual meeting of stockholders of Qurate Retail, Inc. (Qurate), which was formerly known as Liberty Interactive Corporation, to be held at 8:15 a.m., local time, on May 23, 2018, at the corporate offices of Qurate, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300.

At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the enclosed proxy materials and then promptly vote via the Internet or telephone or by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.

Thank you for your cooperation and continued support and interest in Qurate.

Very truly yours,

Michael A. George President and Chief Executive Officer

The proxy materials relating to the annual meeting will first be made available on or about April 23, 2018.

QURATE RETAIL, INC.
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on May 23, 2018

NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Qurate Retail, Inc. (Qurate), which was formerly known as Liberty Interactive Corporation (Liberty Interactive), to be held at 8:15 a.m., local time, on May 23, 2018, at the corporate offices of Qurate, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300, to consider and vote on the following proposals:

1.	A proposal (which we refer to as the election of directors proposal) to elect Richard N. Barton, Michael A. George and Gregory B. Maffei to continue serving as Class II members of our board until the 2021 annual meeting of stockholders or their earlier resignation or removal;
2.	A proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018; and
3.
A proposal (which we refer to as the restated charter proposal) to approve the adoption of the restated certificate of incorporation of our company, which amends and restates our restated certificate of incorporation (the current charter) to (i) eliminate the tracking stock capitalization structure of our company, (ii) reclassify each share of each series of our existing QVC Group Common Stock (as defined in the accompanying proxy statement) into one share of the corresponding series of our New Common Stock (as defined in the accompanying proxy statement), and (iii) make certain conforming and clarifying changes in connection with the foregoing.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting.

Holders of record of our Series A QVC Group common stock, par value $0.01 per share, and Series B QVC Group common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on April 2, 2018, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. As a result of the Transactions (as defined in the accompanying proxy statement) no shares of Series A Liberty Ventures common stock, par value $0.01 per share, or Series B Liberty Ventures common stock, par value $0.01 per share, were outstanding on the record date, and accordingly former holders of those shares are not entitled to notice of the annual meeting or to vote at the annual meeting with respect to those shares. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112 for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting. We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

Our board of directors has unanimously approved each proposal and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the restated charter proposal.

Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.

YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.

By order of the board of directors,

Pamela L. Coe
Senior Vice President, Deputy General Counsel and Secretary

Englewood, Colorado
April 19, 2018

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

PROXY STATEMENT SUMMARY

2018 ANNUAL MEETING OF STOCKHOLDERS

WHEN	ITEMS OF BUSINESS
8:15 a.m., local time, on May 23, 2018 WHERE	1.

Election of directors proposal—To elect Richard N. Barton, Michael A. George and Gregory B. Maffei to continue serving as Class II members of our board until the 2021 annual meeting of stockholders or their earlier resignation or removal.

The Corporate Offices of Qurate 12300 Liberty Boulevard Englewood, Colorado 80112	2.	Auditors ratification proposal—To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018.
RECORD DATE 5:00 p.m., New York City time, on April 2, 2018	3.
Restated charter proposal—To approve the adoption of the restated certificate of incorporation of our company, which amends and restates our restated certificate of incorporation to (i) eliminate the tracking stock capitalization structure of our company, (ii) reclassify each share of each series of our existing QVC Group Common Stock (as defined herein) into one share of the corresponding series of our New Common Stock (as defined herein), and (iii) make certain conforming and clarifying changes in connection with the foregoing.

Such other business as may properly come before the annual meeting.

WHO MAY VOTE Holders of shares of QRTEA and QRTEB
PROXY VOTING Stockholders of record on the record date are entitled to vote by proxy in the following ways:

By calling 1 (800) 652-8683 (toll free) in the United States or Canada	Online at www.envisionreports.com/Qurate	By returning a properly completed, signed and dated proxy card

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal	Voting Recommendation		Page Reference (for more detail)
Election of directors proposal	✓	FOR EACH NOMINEE	10

Auditors ratification proposal	✓	FOR	16

Restated charter proposal	✓	FOR	18

QURATE RETAIL, INC.
a Delaware corporation

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement in connection with the board of directors' solicitation of proxies for use at our 2018 Annual Meeting of Stockholders to be held at 8:15 a.m., local time, at the corporate offices of Qurate, 12300 Liberty Boulevard, Englewood, Colorado 80112, on May 23, 2018, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A QVC Group common stock, par value $0.01 per share (QRTEA), and Series B QVC Group common stock, par value $0.01 per share (QRTEB and together with QRTEA and Series C QVC Group Common Stock, par value $0.01 per share (QRTEK), QVC Group Common Stock). We refer to QRTEA and QRTEB together as our common stock in this proxy statement because there was no other series of our common stock outstanding on the record date, as described further below.

On March 9, 2018, Qurate (then known as Liberty Interactive) completed a series of transactions that effected the acquisition and split-off of GCI Liberty, Inc. (formerly known as General Communication, Inc.). In connection with the acquisition and split-off, Qurate (i) contributed to GCI Liberty, Inc. (GCI Liberty) certain assets and liabilities attributed to Qurate's Ventures Group in exchange for shares of GCI Liberty representing a controlling interest in GCI Liberty and (ii) redeemed (a) each outstanding share of Qurate's Series A Liberty Ventures common stock, $0.01 par value (LVNTA), for one share of GCI Liberty's Class A common stock, no par value, with no shares of LVNTA remaining outstanding, and (b) each outstanding share of Qurate's Series B Liberty Ventures common stock, $0.01 par value (LVNTB, and together with LVNTA, the Liberty Ventures Common Stock), for one share of GCI Liberty's Class B common stock, no par value, with no shares of LVNTB remaining outstanding. We refer to the foregoing as the Transactions. Simultaneous with the closing of the Transactions, shares of QRTEA and QRTEB became the only outstanding stock of Qurate, and thus QVC Group Common Stock ceased functioning as a tracking stock and effectively became regular common stock. As a result of the Transactions, no shares of Liberty Ventures Common Stock were outstanding on the record date, and accordingly former holders of those shares are not entitled to notice of the annual meeting or to vote at the annual meeting with respect to those shares.

Effective April 9, 2018, Liberty Interactive Corporation changed its name to Qurate Retail, Inc. In this proxy statement, we use "Liberty Interactive" to refer to our company with respect to periods before the name change and "Qurate" to refer to our company with respect to periods after the name change.

THE ANNUAL MEETING

ELECTRONIC DELIVERY

Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by Internet at www.proxyvote.com, by following the prompts. Also, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 866-367-6355 (outside the United States 1-781-575-3400). Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  1

TIME, PLACE AND DATE

The annual meeting of stockholders is to be held at 8:15 a.m., local time, on May 23, 2018, at the corporate offices of Qurate, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300.

PURPOSE

At the annual meeting, you will be asked to consider and vote on each of the following:

  •
  the election of directors proposal, to elect Richard N. Barton, Michael A. George and Gregory B. Maffei to continue serving as Class II members of our board until the 2021 annual meeting of stockholders or their earlier resignation or removal;

  •
  the auditors ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018; and

  •
  the restated charter proposal, to approve the adoption of the restated certificate of incorporation of our company, which amends and restates the current charter to (i) eliminate the tracking stock capitalization structure of our company, (ii) reclassify each share of each series of our existing QVC Group Common Stock into one share of the corresponding series of our New Common Stock (as defined herein), and (iii) make certain conforming and clarifying changes in connection with the foregoing.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting, although we are not aware at this time of any other business that might come before the annual meeting.

QUORUM

In order to conduct the business of the annual meeting, a quorum must be present. This means that the holders of at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date and entitled to vote at the annual meeting must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

WHO MAY VOTE

Holders of shares of our common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on April 2, 2018 (such date and time, the record date for the annual meeting), will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof.

VOTES REQUIRED

Each director nominee who receives a plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, will be elected to the office.

Approval of the auditors ratification proposal requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

Approval of the restated charter proposal requires the affirmative vote of a majority of the combined voting power of the shares of our common stock outstanding on the record date, voting together as a single class.

VOTES YOU HAVE

At the annual meeting, holders of shares of QRTEA will have one vote per share and holders of shares of QRTEB will have ten votes per share, in each case, that our records show are owned as of the record date.

2   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

THE ANNUAL MEETING

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors has unanimously approved each of the proposals and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the restated charter proposal.

SHARES OUTSTANDING

As of the record date, an aggregate of approximately 443,525,000 shares of QRTEA and 29,258,000 shares of QRTEB were issued and outstanding and entitled to vote at the annual meeting.

NUMBER OF HOLDERS

There were, as of the record date, 2,887 and 86 record holders of QRTEA and QRTEB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

VOTING PROCEDURES FOR RECORD HOLDERS

Holders of record of our common stock as of the record date may vote in person at the annual meeting, by telephone or through the Internet. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the proxy card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

If you submit a properly executed proxy without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the restated charter proposal.

If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the election of directors proposal and will have the same effect as a vote "AGAINST" each of the other proposals.

If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present), other than the restated charter proposal. In this case, your shares will have the same effect as a vote "AGAINST" the restated charter proposal.

VOTING PROCEDURES FOR SHARES HELD IN STREET NAME

General. If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market LLC (Nasdaq) prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  3

the auditors ratification proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.

Effect of Broker Non-Votes. Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals, other than the restated charter proposal. A broker non-vote will have the same effect as a vote "AGAINST" the restated charter proposal. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.

REVOKING A PROXY

If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Qurate Retail, Inc., c/o Computershare Investor Services, P.O. Box 505008, Louisville, Kentucky 40233-9814. Any signed proxy revocation or later-dated proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 2:00 a.m., New York City time, on May 23, 2018.

Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.

If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

SOLICITATION OF PROXIES

We are soliciting proxies by means of our proxy statement and our annual report (together, the proxy materials) on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending paper proxy materials to you and getting your voting instructions.

If you have any further questions about voting or attending the annual meeting, please contact Qurate Investor Relations at (866) 876-0461.

OTHER MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

4   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of each series of our common stock. All of such information is based on publicly available filings, unless otherwise known to us from other sources.

The security ownership information is given as of February 28, 2018 and, in the case of percentage ownership information, is based upon (1) 445,988,836 QRTEA shares and (2) 29,203,895 QRTEB shares, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for both series of our common stock. The security ownership information does not include information regarding shares of LVNTA or LVNTB, as those shares are no longer outstanding following the closing of the Transactions.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)

John C. Malone	QRTEA	393,159	(1)	*	37.5
c/o Qurate Retail, Inc.	QRTEB	27,655,931	(1)	94.7
12300 Liberty Boulevard
Englewood, CO 80112

The Vanguard Group	QRTEA	34,753,717	(2)	7.8	4.7
100 Vanguard Blvd.	QRTEB	—		—
Malvern, PA 19355

Harris Associates L.P.	QRTEA	25,651,705	(3)	5.8	3.5
111 S. Wacker Drive, Suite 4600	QRTEB	—		—
Chicago, IL 60606

Dodge & Cox	QRTEA	34,583,908	(4)	7.8	4.7
555 California Street, 40th Floor	QRTEB	—		—
San Francisco, CA 94104

*
Less than one percent

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, a director of our board, is also set forth in "—Security Ownership of Management."

(2)
Based on Amendment No. 1 to Schedule 13G, filed February 13, 2018, by The Vanguard Group (Vanguard), which states that, with respect to QRTEA, Vanguard has sole voting power over 338,993 shares, shared voting power over 89,976 shares, sole dispositive power over 34,360,066 shares and shared dispositive power over 393,651 shares.

(3)
Based on Amendment No. 3 to Schedule 13G, filed February 14, 2018, jointly by Harris Associates L.P. (Harris L.P.) and Harris Associates Inc. (Harris Inc.), which states that, with respect to QRTEA, each of Harris L.P. and Harris Inc. has sole voting power over 24,162,150 shares and sole dispositive power over 25,651,705 shares.

(4)
Based on Schedule 13G, filed February 13, 2018, by Dodge & Cox, which states that, with respect to QRTEA, Dodge & Cox has sole voting power over 32,860,081 shares and sole dispositive power over 34,583,908 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the ownership by each of our directors and named executive officers (as defined herein) and by all of our directors and executive officers as a group of shares of each series of our common stock (QRTEA and QRTEB). The security ownership information with respect to our common stock is given as of February 28, 2018 and, in the case of percentage ownership information, is based upon (1) 445,988,836 QRTEA shares and (2) 29,203,895 QRTEB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for both series of

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  5

common stock. The security ownership information does not include information regarding shares of LVNTA or LVNTB, as those shares are no longer outstanding following the closing of the Transactions.

The table also includes performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2018 that will be settled in shares of our common stock within 60 days of such date. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of QRTEB, though convertible on a one-for-one basis into shares of QRTEA, are reported as beneficial ownership of QRTEB only, and not as beneficial ownership of QRTEA. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

6   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of February 28, 2018. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)		Percent of Series (%)	Voting Power (%)

Gregory B. Maffei	QRTEA	10,317	(2)(3)(4)(5)	2.3	3.3
Chairman of the Board	QRTEB	1,456	(4)(6)	4.8
and Director and Former President and
Chief Executive Officer(1)

Michael A. George	QRTEA	1,479	(6)	*	*
President, Chief Executive	QRTEB	—		—
Officer and Director; President and
Chief Executive Officer, QVC, Inc.(1)

John C. Malone	QRTEA	393	(2)(8)(9)	*	37.5
Director and Former Chairman of	QRTEB	27,656	(8)(10)(11)	94.7
the Board(7)

Richard N. Barton	QRTEA	14	(4)(12)	*	*
Director	QRTEB	—		—

Fiona P. Dias	QRTEA	—	(13)	—	—
Director	QRTEB	—		—

M. Ian G. Gilchrist	QRTEA	8	(4)	*	*
Director	QRTEB	—		—

Evan D. Malone	QRTEA	54	(4)	*	*
Director	QRTEB	—		—

David E. Rapley	QRTEA	19	(4)	*	*
Director	QRTEB	—		—

M. LaVoy Robison	QRTEA	56	(4)	*	*
Director	QRTEB	—		—

Larry E. Romrell	QRTEA	68	(4)	*	*
Director	QRTEB	**		*

Mark C. Vadon	QRTEA	869	(4)(14)	*	*
Director	QRTEB	—		—

Andrea L. Wong	QRTEA	27		*	*
Director	QRTEB	—		—

Richard N. Baer	QRTEA	332	(4)(6)	*	*
Chief Legal Officer	QRTEB	—		—

Mark D. Carleton	QRTEA	218	(4)(6)	*	*
Chief Financial Officer	QRTEB	—		—

Albert E. Rosenthaler	QRTEA	510	(2)(4)(6)	*	*
Chief Corporate Development	QRTEB	—		—
Officer

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  7

Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)		Percent of Series (%)	Voting Power (%)

All directors and executive officers (as a group (15 persons)	QRTEA	14,365	(2)(3)(4)(5)(6)(8)(9) (12)(13) (14)	3.2	40.4
	QRTEB	29,113	(4)(6)(8)(10)(11)	96.0

*
Less than one percent

**
Less than 1,000 shares

(1)
Mr. Maffei ceased serving as our President and Chief Executive Officer and began serving as our Chairman of the Board, effective March 9, 2018. Mr. George began serving as our President and Chief Executive Officer effective March 9, 2018.

(2)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

QRTEA

Gregory B. Maffei	7,655
John C. Malone	429
Albert E. Rosenthaler	15,257

Total	23,341

(3)
Includes 32,932 QRTEA shares held by the Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(4)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2018.

	QRTEA	QRTEB

Gregory B. Maffei	5,670,630	996,515
Richard N. Barton	13,785
M. Ian G. Gilchrist	7,524	—
Evan D. Malone	10,958	—
David E. Rapley	11,223	—
M. LaVoy Robison	42,108	—
Larry E. Romrell	33,404	—
Mark C. Vadon	864,737	—
Richard N. Baer	246,288	—
Mark D. Carleton	174,428	—
Albert E. Rosenthaler	281,836	—

Total	7,356,921	996,515

(5)
Includes 1,749,497 QRTEA shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(6)
Includes performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2018 that will be settled in shares of our common stock within 60 days of such date, as follows:

	QRTEA	QRTEB

Gregory B. Maffei	—	115,207
Michael A. George	214,174	—
Richard N. Baer	24,962	—
Mark D. Carleton	18,638	—
Albert E. Rosenthaler	18,638	—

Total	276,412	115,207

(7)
Mr. Malone ceased serving as Chairman of the Board effective March 9, 2018 but continued serving as a director.

8   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(8)
Includes 376,260 QRTEA shares and 852,358 QRTEB shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(9)
Includes (i) 16,470 QRTEA shares pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity and (ii) 376,260 QRTEA shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with a margin loan facility extended by Merrill Lynch.

(10)
Includes 458,946 QRTEB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(11)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of Tele-Communications, Inc. (TCI), TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T of TCI, TCI assigned to Liberty Interactive's predecessor its rights under this call agreement. We have since succeeded to these rights. As a result, we have the right, under certain circumstances, to acquire QRTEB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their QRTEB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of QRTEB after conversion to shares of QRTEA) and except for transfers made in compliance with our call rights.

(12)
Includes 66 QRTEA shares held by the Barton Descendants' Trust 12/30/2004 over which Mr. Barton has investment power but not voting power.

(13)
Upon the completion of our acquisition of HSN, Inc., Qurate (then known as Liberty Interactive) assumed Ms. Dias's outstanding deferred stock units with respect to HSN, Inc. common stock and converted such deferred stock units into 9,045 restricted stock units with respect to QRTEA shares. Ms. Dias's restricted stock units will vest upon her termination of service from the board of directors.

(14)
Upon the completion of our acquisition of zulily, Qurate (then known as Liberty Interactive) assumed Mr. Vadon's outstanding options to acquire 1,315,390 shares of zulily's Class B common stock and converted such options into 864,737 options to purchase QRTEA shares.

CHANGES IN CONTROL

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  9

PROPOSALS OF OUR BOARD

The following proposals will be presented at the annual meeting by our board of directors.

PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL

BOARD OF DIRECTORS

Our board of directors currently consists of twelve directors, divided among three classes. Our Class II directors, whose term will expire at the 2018 annual meeting, are Richard N. Barton, Michael A. George, Gregory B. Maffei and M. Lavoy Robison. These directors, with the exception of Mr. Robison, are nominated for election to our board to continue serving as Class II directors, and we have been informed that each of Messrs. Barton, George and Maffei are willing to continue serving as a director of our company. M. Lavoy Robison has decided to retire from service on the board of directors and will not be standing for re-election upon the expiration of his term at the annual meeting. At such time, the board of directors will be decreased to eleven directors. The term of the Class II directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2021. Our Class III directors, whose term will expire at the annual meeting of our stockholders in the year 2019, are John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong. Our Class I directors, whose term will expire at the annual meeting of stockholders in the year 2020, are Fiona P. Dias, Evan D. Malone, David E. Rapley and Larry E. Romrell.

If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.

The following lists the three nominees for election as directors at the annual meeting and the eight directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person's professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the biographical information below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director is set forth in this proxy statement under the caption "Security Ownership of Certain Beneficial Owners and Management."

Nominees for Election as Directors

Richard N. Barton

  •
  Age:  50

  •
  A director of our company.

  •
  Professional Background:  Mr. Barton has served as a director of our company since December 2016. Mr. Barton is a co-founder and Executive Chairman of Zillow Group, Inc. (Zillow Group) and was Chief Executive Officer from December 2004 to September 2010. He also is a co-founder of Glassdoor.com and Trover. Mr. Barton has served as a venture partner at Benchmark Capital, a venture capital firm, since February 2005. Mr. Barton founded Expedia as a group within Microsoft Corporation (Microsoft) in 1994, which was spun out as Expedia, Inc. in 1999. Mr. Barton served as Expedia, Inc.'s Chief Executive Officer and President from 1999 to 2003.

  •
  Other Public Company Directorships:  Mr. Barton has served as Executive Chairman of Zillow Group since September 2010 and has been a member of its board of directors since its founding in December of 2004. Mr. Barton has served on the board of directors of Netflix, Inc. since 2002 and has served as Non-Executive Chairman of Glassdoor.com since January 2008 and Trover since March 2010. Mr. Barton also served on the board of directors of Expedia, Inc. from 1999 to 2003. Mr. Barton served on the board of directors of Ticketmaster from December 2001 to August 2002.

10   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

PROPOSAL 1—THE ELECTION OF DIRECTORS

  •
  Board Membership Qualifications:  Mr. Barton brings to our board a broad range of relevant leadership and technical skills resulting from his roles as a founder and former chief executive officer of companies in the mobile and Internet industries. Mr. Barton also provides experience in launching and promoting new technologies and marketing internet-based products to consumers.

Michael A. George

  •
  Age:  56

  •
  Chief Executive Officer, President and a director of our company.

  •
  Professional Background:  Mr. George has served as Chief Executive Officer and President of our company since March 2018 and as a director of our company since September 2011. He has served as the President of QVC, Inc. (QVC), a subsidiary of our company, since November 2005 and as its Chief Executive Officer since April 2006. Mr. George also serves on the board of directors of several non-profit organizations. Mr. George previously held various positions with Dell, Inc. (Dell) from March 2001 to November 2005, most notably as the chief marketing officer and general manager of Dell's U.S. consumer business.

  •
  Other Public Company Directorships:  Mr. George has served as a director of Brinker International, Inc. since March 2013.

  •
  Board Membership Qualifications:  Mr. George brings to our board significant experience with commerce, retail and technology businesses based on his current executive position with QVC and his prior experience with Dell, as well as in his capacity as a senior partner at McKinsey & Company, Inc. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

Gregory B. Maffei

  •
  Age:  57

  •
  Chairman of the Board and a director of our company.

  •
  Professional Background:  Mr. Maffei has served as Chairman of the Board of our company since March 2018 and as a director of our company since November 2005. He has also served as our company's President and Chief Executive Officer from February 2006 to March 2018 and CEO-Elect from November 2005 through February 2006. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) since July 2013, Liberty Broadband Corporation (Liberty Broadband) since June 2014 and GCI Liberty since March 2018. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation (360networks), and Chief Financial Officer of Microsoft.

  •
  Other Public Company Directorships:  Mr. Maffei has served as (i) a director of Liberty Media Corporation (including its predecessor) since May 2007, (ii) a director of Liberty TripAdvisor since July 2013 and as its Chairman of the Board since June 2015, (iii) a director of Liberty Broadband since June 2014 and (iv) a director of GCI Liberty since March 2018. He has served as (i) the Chairman of the Board of Sirius XM Holdings Inc. (Sirius XM) since April 2013 and as a director since March 2009, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. (Live Nation) since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (iv) a director of Charter Communications, Inc. (Charter) since May 2013, (v) a director of Zillow Group since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015 and (vi) the Chairman of the Board of Pandora Media, Inc. since September 2017. Mr. Maffei served as (i) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016, (ii) a director of Barnes & Noble, Inc. from September 2011 to April 2014, (iii) a director of Electronic Arts, Inc. from June 2003 to July 2013 and (iv) a director of DIRECTV and its predecessors from February 2008 to June 2010.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  11

  •
  Board Membership Qualifications:  Mr. Maffei brings to our board significant financial and operational experience based on his current senior policy making positions at our company, Liberty Media Corporation, GCI Liberty, Liberty TripAdvisor, and Liberty Broadband and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

Directors Whose Term Expires in 2019

John C. Malone

  •
  Age:  77

  •
  A director of our company.

  •
  Professional Background:  Mr. Malone has served as a director of our company, including its predecessors, since its inception in 1994, and served as our company's Chairman of the Board from its inception in 1994 to March 2018 and Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of TCI from November 1996 until March 1999, when it was acquired by AT&T Corp. (AT&T), and as Chief Executive Officer of TCI from January 1994 to March 1997.

  •
  Other Public Company Directorships:  Mr. Malone has served as (i) Chairman of the Board of Liberty Media Corporation (including its predecessor) since August 2011 and as a director since December 2010, (ii) the Chairman of the Board of Liberty Broadband since November 2014, (iii) the Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013, Chairman of the Board of LGI's predecessor, Liberty Media International, Inc. (LMI) from March 2004 to June 2005 and a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005, (iv) a director of Discovery Inc., which was formerly known as Discovery Communications, Inc. (Discovery Communications), since September 2008 and a director of Discovery Communications' predecessor, Discovery Holding Company, from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, (v) a director of Charter since May 2013, (vi) a director of Lions Gate Entertainment Corp. since March 2015, (vii) Chairman of the Board of Liberty Expedia Holdings, Inc. (Liberty Expedia) since November 2016, (viii) a director of Liberty Latin America Ltd. since December 2017 and (ix) Chairman of the Board of GCI Liberty since March 2018. Previously, he served as (i) a director of Expedia, Inc. from December 2012 to December 2017, having previously served as a director from August 2005 to November 2012, (ii) the Chairman of the Board of Liberty TripAdvisor from August 2014 to June 2015, (iii) a director of Sirius XM from April 2009 to May 2013, (iv) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (v) a director of Live Nation from January 2010 to February 2011, (vi) Chairman of the Board of DIRECTV and its predecessors from February 2008 to June 2010 and (vii) a director of IAC/InterActiveCorp from May 2006 to June 2010.

  •
  Board Membership Qualifications:  Mr. Malone, as President of TCI, co-founded our former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

M. Ian G. Gilchrist

  •
  Age:  68

  •
  A director of our company.

  •
  Professional Background:  Mr. Gilchrist has served as a director of our company since July 2009. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.

  •
  Other Public Company Directorships:  Mr. Gilchrist has served as a director of Liberty Media Corporation (including its predecessor) since September 2011.

12   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

PROPOSAL 1—THE ELECTION OF DIRECTORS

  •
  Board Membership Qualifications:  Mr. Gilchrist's field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to our board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that our company engages from time to time.

Mark C. Vadon

  •
  Age:  48

  •
  A director of our company.

  •
  Professional Background:  Mr. Vadon has served as a director of our company since October 2015. Mr. Vadon co-founded zulily, inc. (zulily) and previously served as Chairman of zulily's board of directors from October 2009 until October 2015 when we completed the acquisition of zulily. In addition, Mr. Vadon served as Chairman of the Board of chewy.com, an internet retailer of pet food, from August 2014 to May 2017. Since 2013, Mr. Vadon also has served as a board member of the Vadon Foundation.

  •
  Other Public Company Directorships:  Mr. Vadon has served on the board of directors of The Home Depot, Inc. since August 2012. From May 1999 to February 2008, Mr. Vadon was Chief Executive Officer of Blue Nile, Inc., which he founded in 1999 and also served as its Chairman of the board of directors from May 1999 to December 2013.

  •
  Board Membership Qualifications:  Mr. Vadon brings extensive experience and in-depth knowledge of commerce, retail and technology businesses to our board based on his prior public company experience in senior policy-making positions at zulily and at Blue Nile, Inc. as its Chief Executive Officer. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

Andrea L. Wong

  •
  Age:  51

  •
  A director of our company.

  •
  Professional Background:  Ms. Wong has served as a director of our company since April 2010. Ms. Wong served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment from September 2011 to March 2017. She previously served as President and Chief Executive Officer of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007.

  •
  Other Public Company Directorships:  Ms. Wong has served as a director of Liberty Media Corporation (including its predecessor) since September 2011, as a director of Hudson's Bay Company since September 2014, as a director of Hudson Pacific Properties, Inc. since August 2017 and as a director of Social Capital Hedosophia Holdings Corp. since September 2017.

  •
  Board Membership Qualifications:  Ms. Wong brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development and production, brand enhancement and marketing brings a pragmatic and unique perspective to our board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of our board.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  13

Directors Whose Term Expires in 2020

Fiona P. Dias

  •
  Age:  52

  •
  A director of our company.

  •
  Professional Background:  Ms. Dias has served as a director of our company since December 2017. She has served as Principal Digital Partner at Ryan Retail Consulting, LLC, a global consulting firm, since January 2015. She also served as Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014 and as Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions, from February 2007 to June 2011. Prior thereto, she was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Pennzoil-Quaker State Company and The Procter & Gamble Company.

  •
  Other Public Company Directorships:  Ms. Dias has served on the boards of directors of Advance Auto Parts, Inc., a specialty retailer, since September 2009 and Realogy Holdings Corp., a real estate brokerage company, since June 2013. She previously served on the board of directors of HSN, Inc. from July 2016 to December 2017 and as a director for Choice Hotels from November 2004 to April 2012.

  •
  Board Membership Qualifications:  In connection with the closing of the HSN, Inc. acquisition and pursuant to the terms of the merger agreement for the transaction, Ms. Dias was appointed to our board. Ms. Dias brings to our board significant experience in senior policy-making roles both as a member of other public company boards and as a senior marketing executive. She also brings extensive experience in digital commerce, marketing and managing consumer and retail brands.

Evan D. Malone

  •
  Age:  47

  •
  A director of our company.

  •
  Professional Background:  Dr. Malone has served as a director of our company since August 2008. Since June 2009, he has served as President of NextFab Studio, LLC, which provides manufacturing-related technical training, product development, and business acceleration services. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, a wine bar, and Rex 1516, a restaurant, both in Philadelphia. Since November 2016, he has served as director and president of the NextFab Foundation, an IRS 501(c)(3) private operating foundation, which provides manufacturing-related technology and education to communities affected by economic or humanitarian distress.

  •
  Other Public Company Directorships:  Dr. Malone has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and Sirius XM since May 2013.

  •
  Board Membership Qualifications:  Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone's perspectives assist the board in developing business strategies and adapting to technological changes facing the industries in which our company competes. In addition, his entrepreneurial experience assists the board in evaluating strategic opportunities.

14   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

PROPOSAL 1—THE ELECTION OF DIRECTORS

David E. Rapley

  •
  Age:  76

  •
  A director of our company.

  •
  Professional Background:  Mr. Rapley has served as a director of our company since July 2002, having previously served as a director during 1994. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its Chief Executive Officer and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley served as the President and Chief Executive Officer of Rapley Consulting, Inc. from January 2000 to December 2014. From 2003 to 2013, Mr. Rapley was a director of Merrick & Co., a private firm providing engineering and other services to domestic and international clients. From 2008 to 2011, Mr. Rapley was chairman of the board of Merrick Canada ULC.

  •
  Other Public Company Directorships:  Mr. Rapley has served as a director of Liberty Media Corporation (including its predecessor) since September 2011. He has served as a director of LGP since June 2013, having previously served as a director of LGI, LGP's predecessor, from June 2005 to June 2013 and as a director of LGI's predecessor, LMI from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Rapley brings to our board the unique perspective of his lifelong career as an engineer. The industries in which our company competes are heavily dependent on technology, which continues to change and advance. Mr. Rapley's perspectives assist the board in adapting to these changes and developing strategies for our businesses.

Larry E. Romrell

  •
  Age:  78

  •
  A director of our company.

  •
  Professional Background:  Mr. Romrell has served as a director of our company since December 2011, having previously served as a director from March 1999 to September 2011. Mr. Romrell held numerous executive positions with TCI from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

  •
  Other Public Company Directorships:  Mr. Romrell has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and as a director of Liberty TripAdvisor since August 2014. He has served as a director of LGP since June 2013, having previously served as a director of LGI, LGP's predecessor, from June 2005 to June 2013 and as a director of LMI, LGI's predecessor, from May 2004 to June 2005. Mr. Romrell has served as a director of Liberty TripAdvisor since August 2014.

  •
  Board Membership Qualifications:  Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to our board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

VOTE AND RECOMMENDATION

A plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, is required to elect each of Messrs. Barton, George and Maffei as a Class II member of our board of directors.

Our board of directors unanimously recommends a vote "FOR" the election of each nominee to our board of directors.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  15

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018.

Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2018.

A representative of KPMG LLP is expected to be available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she so desires.

AUDIT FEES AND ALL OTHER FEES

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2017 and 2016 and fees billed for other services rendered by KPMG LLP:

	2017	2016

Audit fees	$7,334,000	6,834,000
Audit related fees(1)	1,456,000	1,485,000

Audit and audit related fees	8,790,000	8,319,000
Tax fees(2)	1,489,000	1,463,000

Total fees	$10,279,000	9,782,000

(1)
Audit related fees consist of professional consultations and audits in connection with acquisitions, carve-out audits in connection with divestitures, due diligence related to potential business combinations and audits of financial statements of certain employee benefit plans.

(2)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

POLICY ON PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

  •
  audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

  •
  audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related

16   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

    to dispositions, and (vii) general assistance with implementation of the requirements of certain Securities and Exchange Commission (SEC) rules or listing standards; and

  •
  tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, if, in the reasonable judgment of Qurate's Chief Financial Officer or Senior Vice President and Controller, an individual project involving the provision of pre-approved services is likely to result in fees in excess of $100,000, or if individual projects under $100,000 are likely to equal or exceed $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. M. Ian G. Gilchrist currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.

Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

All services provided by our independent auditor during 2017 were approved in accordance with the terms of the policy in place.

VOTE AND RECOMMENDATION

The affirmative vote of a majority of the combined voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.

Our board of directors unanimously recommends a vote "FOR" the auditors ratification proposal.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  17

PROPOSAL 3—THE RESTATED CHARTER PROPOSAL

In connection with the consummation of the Transactions, on April 5, 2018, our board of directors adopted a resolution approving and declaring advisable the restated certificate of incorporation of our company (the restated charter), which amends and restates the current charter to (i) eliminate the tracking stock capitalization structure of our company, (ii) reclassify each share of each series of our existing QVC Group Common Stock into one share of the corresponding series of our New Common Stock (the reclassification), and (iii) make certain conforming and clarifying changes in connection with the foregoing.

Our board of directors recommends that our stockholders approve the adoption of the restated charter. If our stockholders approve the adoption of the restated charter, the restated charter will become effective upon the filing of the restated charter with the Delaware Secretary of State. The full text of the form of restated charter is included as Annex A to this proxy statement.

The restated charter and the reclassification will eliminate the tracking stock capitalization structure currently in effect for our company. Under the restated charter, the rights, powers, and privileges of the New Common Stock are substantially similar to the QVC Group Common Stock, except to the extent they relate to the tracking stock capitalization structure in the current charter.

Under the Delaware General Corporation Law (DGCL), the holders of QVC Group Common Stock will not have appraisal rights in connection with the adoption of the restated charter and the reclassification.

DESCRIPTION OF NEW COMMON STOCK

The following information describes certain rights, powers, and privileges of the New Common Stock.

Authorized Capital Stock

The authorized capital stock will be 8,200,000,000 shares, of which 8,150,000,000 shares will be designated Common Stock, par value $0.01 per share, and 50,000,000 shares will be designated Preferred Stock, par value $0.01 per share. The Common Stock will be divided into three series. We will have 4,000,000,000 shares of Series A Common Stock, 150,000,000 shares of Series B Common Stock, and 4,000,000,000 shares of Series C Common Stock authorized.

New Common Stock

The holders of our Series A Common Stock, Series B Common Stock and Series C Common Stock will have equal rights, powers, and privileges, except as otherwise set forth in the restated charter and as generally described below.

Voting Rights

The holders of our Series A Common Stock will be entitled to one vote for each share held, and the holders of our Series B Common Stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of our Series C Common Stock will not be entitled to any voting powers, except as required by Delaware law. When the vote or consent of holders of our Series C Common Stock is required by Delaware law, the holders of our Series C Common Stock will be entitled to 1/100th of a vote for each share held. The restated charter does not provide for cumulative voting in the election of directors.

Dividends

Subject to any preferential rights of any outstanding series of our Preferred Stock created by our board of directors from time to time, the holders of our New Common Stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor. Except as otherwise described under "—Distributions," whenever a dividend is paid to the holders of one of our series of New Common Stock, we will also pay to the holders of the other series of our New Common Stock an equal per share dividend. For a more complete discussion of our dividend policy, please see "—Dividend Policy."

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PROPOSAL 3—THE RESTATED CHARTER PROPOSAL

Conversion

Each share of our Series B Common Stock will be convertible, at the option of the holder, into one share of our Series A Common Stock. Our Series A Common Stock and Series C Common Stock will not be convertible into shares of any other series of our New Common Stock.

Distributions

Distributions made in shares of our Series A Common Stock, our Series B Common Stock, our Series C Common Stock or any other security with respect to our Series A Common Stock, our Series B Common Stock or our Series C Common Stock may be declared and paid only as follows:

  •
  a share distribution (1) consisting of shares of our Series C Common Stock (or securities convertible therefor) to holders of our Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis; or (2) consisting of (x) shares of our Series A Common Stock (or securities convertible therefor other than, for the avoidance of doubt, shares of our Series B Common Stock) to holders of our Series A Common Stock, on an equal per share basis, (y) shares of our Series B Common Stock (or securities convertible therefor) to holders of our Series B Common Stock, on an equal per share basis, and (z) shares of our Series C Common Stock (or securities convertible therefor) to holders of our Series C Common Stock, on an equal per share basis; or

  •
  a share distribution consisting of any class or series of securities of our company or any other person, other than our Series A Common Stock, Series B Common Stock or Series C Common Stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of our Series A Common Stock, Series B Common Stock and Series C Common Stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such shares of our New Common Stock; or (3) a separate class or series of securities to the holders of one or more series of our New Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our New Common Stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of Series B Common Stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our New Common Stock receiving securities of a class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of our Series A Common Stock and Series C Common Stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of our Series A Common Stock and Series C Common Stock correspond, to the extent practicable, to the relative voting rights of each such series of our New Common Stock.

Reclassification

We may not reclassify, subdivide, or combine any series of our New Common Stock then outstanding without reclassifying, subdividing, or combining the other series of our New Common Stock then outstanding, on an equal per share basis.

Liquidation and Dissolution

In the event of our liquidation, dissolution, or winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential or other amounts to which holders of our Preferred Stock may be entitled, the holders of our Series A Common Stock, Series B Common Stock and Series C Common Stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our New Common Stock.

Dividend Policy

There will be no change to our dividend policy as a result of the adoption of the restated charter. We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, we do not expect

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  19

to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit our payment of dividends.

Transfer Agent and Registrar

Computershare Trust Company, N.A. will be the transfer agent and registrar for our New Common Stock:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021

COMPARISON OF QVC GROUP COMMON STOCK AND NEW COMMON STOCK

If the restated charter is adopted, filed, and becomes effective, holders of shares of QVC Group Common Stock will have their shares reclassified and converted into newly authorized shares of New Common Stock. There are no shares of QRTEK or Liberty Ventures Common Stock outstanding and there will be no shares of QRTEK or Liberty Ventures Common Stock outstanding immediately prior to the effectiveness of the restated charter. The rights of the holders of shares of QVC Group Common Stock are currently governed by the DGCL, the current charter, and the bylaws. Upon the effectiveness of the restated charter and the completion of the reclassification, the rights of the shares of New Common Stock will be governed by the DGCL, the restated charter, and the bylaws.

The restated charter and the reclassification will eliminate the tracking stock capitalization structure currently in effect for our company. The rights, powers, and privileges of the New Common Stock are substantially similar to the QVC Group Common Stock, except to the extent they relate to the tracking stock capitalization structure in the current charter.

The following is a summary of certain material differences between the rights of holders of shares of QVC Group Common Stock and the rights of holders of shares of New Common Stock, but does not purport to be a complete description of those differences or a complete description of the terms of the shares of New Common Stock. The following summary is qualified in its entirety by reference to the relevant provisions of each of the (i) DGCL, (ii) current charter, (iii) restated charter, and (iv) bylaws.

This section does not include a complete description of all differences between the rights of holders of shares of QVC Group Common Stock and the rights of holders of shares of New Common Stock, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the DGCL and the restated charter.

20   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

PROPOSAL 3—THE RESTATED CHARTER PROPOSAL

	Rights of Holders of QVC Group Common Stock	Rights of Holders of New Common Stock

Authorized Capital Stock	Our company is authorized to issue up to 9,015,000,000 shares of capital stock of which (i) 8,965,000,000 shares are shares designated as Common Stock divided into 400,000,000 shares of LVNTA, 15,000,000 shares of LVNTB, 400,000,000 shares of Series C Liberty Ventures Common Stock, $0.01 par value (LVNTK), 4,000,000,000 shares of QRTEA, 150,000,000 shares QRTEB, and 4,000,000,000 shares of QRTEK, and (ii) 50,000,000 shares are shares designated as Preferred Stock.	Our company will be authorized to issue up to 8,200,000,000 shares of capital stock of which (i) 8,150,000,000 shares will be shares designated as Common Stock divided into 4,000,000,000 shares of Series A Common Stock, 150,000,000 shares of Series B Common Stock, and 4,000,000,000 shares of Series C Common Stock (collectively, New Common Stock), and (ii) 50,000,000 shares will be shares designated as Preferred Stock.

Voting Rights	Holders of shares of QRTEA are entitled to one vote for each share of such stock held and holders of shares of QRTEB are entitled to ten votes for each share of such stock held on all matters submitted to a vote of stockholders.

Holders of shares of QRTEK are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the current charter), except as otherwise required by Delaware law.

When so required, holders of shares of QRTEK will be entitled to 1/100th of a vote for each share of such stock held.

Holders of shares of QVC Group Common Stock will vote as one class with holders of shares of Liberty Ventures Common Stock on all matters that are submitted to a vote of stockholders unless a separate class vote is required by the terms of the current charter or the DGCL.

In connection with certain dispositions of QVC Group assets, our board of directors may determine to seek approval of the holders of shares of QVC Group Common Stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under the current charter.

Our company may not redeem outstanding shares of QVC Group Common Stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the QVC Group unless our board of directors seeks and receives the approval to such redemption of holders of shares of QVC Group Common Stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the Ventures Group, the approval of the holders of shares of Liberty Ventures Common Stock to the corresponding Liberty Ventures Common Stock redemption, with each affected group voting as a separate class.

Holders of shares of Series A Common Stock will be entitled to one vote for each share of such stock held and holders of shares of Series B Common Stock will be entitled to ten votes for each share of such stock held on all matters submitted to a vote of stockholders.

Holders of shares of Series C Common Stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the restated charter), except as otherwise required by Delaware law.

When so required, holders of shares of Series C Common Stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of shares of Series A Common Stock and Series B Common Stock will vote as one class on all matters that are submitted to a vote of stockholders unless a separate class vote is required by the terms of the restated charter or the DGCL.

In the event the holders of Series C Common Stock are entitled to vote on any matter that may be submitted to a vote of stockholders, such holders will vote as one class with all other stockholders entitled to vote on such matter, unless otherwise required by the restated charter or Delaware law.

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	Rights of Holders of QVC Group Common Stock	Rights of Holders of New Common Stock

Merger Approval	With limited exception, in addition to any other required approval under the DGCL or the current charter, the current charter requires approval of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of capital stock entitled to vote in order for our company to take any action to authorize, among other things, the merger or consolidation of our company with or into any other corporation (unless at least 75% of the board of directors then in office have approved such transaction).

The current charter does not expressly provide that mergers pursuant to Section 251(h) of the DGCL are subject to the supermajority stockholder approval requirement.

With limited exception, in addition to any other required approval under the DGCL or the restated charter, the restated charter requires approval of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of capital stock entitled to vote in order for our company to take any action to authorize, among other things, the merger or consolidation of our company with or into any other corporation (unless at least 75% of the board of directors then in office have approved such transaction).

The restated charter expressly provides that mergers pursuant to Section 251(h) of the DGCL are subject to the supermajority stockholder approval requirement to the extent at least 75% of the members of our board of directors do not approve such merger.

Conversion at Option of Holder	Each share of QRTEB is convertible, at the option of the holder, into one share of QRTEA. Shares of QRTEA and QRTEK are not convertible at the option of the holder.	Each share of Series B Common Stock is convertible, at the option of the holder, into one share of Series A Common Stock.

Shares of Series A Common Stock and Series C Common Stock are not convertible at the option of the holder.

Conversion at Option of Issuer	Our company can convert each share of QRTEA, QRTEB and QRTEK into a number of shares of the corresponding series of Liberty Ventures Common Stock at a ratio based on the relative trading prices of QRTEA (or another series of QVC Group Common Stock subject to certain limitations) and the LVNTA (or another series of Liberty Ventures Common Stock subject to certain limitations) over a specified 20-trading day period.	None.

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PROPOSAL 3—THE RESTATED CHARTER PROPOSAL

Rights of Holders of QVC Group Common Stock	Rights of Holders of New Common Stock

Dividends and Share Distributions	Our company is permitted to pay dividends on shares of QVC Group Common Stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the "QVC Group Available Dividend Amount" (defined generally as a fraction of the excess of the total assets less the total liabilities attributed to the QVC Group over the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of QVC Group Common Stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the QVC Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends (other than share distributions) are paid on any series of QVC Group Common Stock, an equal per share dividend will be concurrently paid on the other series of QVC Group Common Stock.

Our company is permitted to make (i) share distributions of (A) shares of QRTEA or QRTEK to holders of shares of all series of QVC Group Common Stock, on an equal per share basis; and (B) shares of QRTEA to holders of shares of QRTEA and, on an equal per share basis, shares of QRTEB to holders of shares of QRTEB and, on an equal per share basis, shares of QRTEK to holders of shares of QRTEK; and (ii) share distributions of (A) LVNTA or LVNTK to holders of shares of all series of QVC Group Common Stock, on an equal per share basis, subject to certain limitations; and (B) shares of LVNTA to holders of shares of QRTEA and, on an equal per share basis, shares of LVNTB to holders of shares of QRTEB and, on an equal per share basis, shares of LVNTK to holders of shares of QRTEK, in each case, subject to certain limitations; and (iii) share distributions of shares of any other class or series of our company's securities or the securities of any other person to holders of shares of all series of QVC Group Common Stock, on an equal per share basis, subject to certain limitations.

Subject to the rights of any series of Preferred Stock, the holders of New Common Stock will be entitled to such dividends as may be declared from time to time by our board of directors from assets legally available therefor.

Except for Share Distributions (described below), whenever a dividend is paid to the holders of one series of New Common Stock, an equal per share dividend must be paid to the holders of the other series of New Common Stock.

Distributions made in shares of Series A Common Stock, Series B Common Stock, Series C Common Stock or any other security with respect to such New Common Stock may be declared and paid only as follows:

•

a share distribution (1) consisting of shares of Series C Common Stock (or securities convertible therefor) to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis; or (2) consisting of (x) shares of Series A Common Stock (or securities convertible therefor other than, for the avoidance of doubt, shares of Series B Common Stock) to holders of Series A Common Stock, on an equal per share basis, (y) shares of Series B Common Stock (or securities convertible therefor) to holders of Series B Common Stock, on an equal per share basis, and (z) shares of Series C Common Stock (or securities convertible therefor) to holders of Series C Common Stock, on an equal per share basis; or

•

a share distribution consisting of any class or series of securities of our company or any other person, other than Series A Common Stock, Series B Common Stock or Series C Common Stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock, and Series C Common Stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such shares of New Common Stock; or (3) a separate class or series of securities to the holders of one or more series of New Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of New Common Stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of Series B Common Stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of New Common Stock receiving securities of a class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of Series A Common Stock and Series C Common Stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of Series A Common Stock and Series C Common Stock correspond, to the extent practicable, to the relative voting rights of each such series of New Common Stock.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  23

	Rights of Holders of QVC Group Common Stock	Rights of Holders of New Common Stock

Reclassification	No series of QVC Group Common Stock may be reclassified, subdivided, or combined unless each other series of QVC Group Common Stock is reclassified, subdivided, or combined, as the case may be, on an equal per share basis.	No series of New Common Stock then outstanding may be reclassified, subdivided, or combined unless each other series of New Common Stock then outstanding is reclassified, subdivided, or combined, as the case may be, on an equal per share basis.

Optional Redemption for Stock of Subsidiary	Our company may redeem outstanding shares of QVC Group Common Stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the QVC Group (and may or may not hold assets and liabilities attributed to the Ventures Group), provided that our board of directors seeks and receives the approval of the holders of shares of QVC Group Common Stock, voting together as a separate class.

If our company were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the Ventures Group, shares of Liberty Ventures Common Stock would also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of shares of QVC Group Common Stock described above as well as the separate class vote of the holders of shares of Liberty Ventures Common Stock.

None.

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PROPOSAL 3—THE RESTATED CHARTER PROPOSAL

Rights of Holders of QVC Group Common Stock	Rights of Holders of New Common Stock

Mandatory Dividend, Redemption, and Conversion Rights in Case of Certain Dispositions of Assets	If our company disposes, in one transaction or a series of transactions, of all or substantially all of the assets attributed to the QVC Group, it is required to choose one of the following four alternatives, unless our board of directors obtains the approval of the holders of shares of QVC Group Common Stock to not take such action or the disposition qualifies under a specified exemption (in which case our company will not be required to take any of the following actions):

•

pay a dividend to holders of shares of QVC Group Common Stock out of the available net proceeds of such disposition; or

•

if there are legally sufficient assets and the "QVC Group Available Dividend Amount" would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets attributed to the QVC Group, redeem all outstanding shares of QVC Group Common Stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets attributed to the QVC Group, redeem a portion of the outstanding shares of QVC Group Common Stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

•

convert each outstanding share of each series of QVC Group Common Stock into a number of shares of the corresponding series of Liberty Ventures Common Stock at a specified premium; or

•

combine a conversion of a portion of the outstanding shares of QVC Group Common Stock into a number of shares of the corresponding series of Liberty Ventures Common Stock with either the payment of a dividend on or a redemption of shares of QVC Group Common Stock, subject to certain limitations.

None.

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Rights of Holders of QVC Group Common Stock	Rights of Holders of New Common Stock

Inter-Group Interest	From time to time, our board of directors may determine to create an inter-group interest in the Ventures Group in favor of the QVC Group, or vice versa, subject to the terms of the current charter.

If the Ventures Group has an inter-group interest in the QVC Group at such time as any extraordinary action is taken with respect to the QVC Group Common Stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the assets attributed to the QVC Group), our board of directors will consider what actions are required, or permitted, to be taken under the current charter with respect to the Ventures Group's inter-group interest in the QVC Group. For example, in some instances, our board of directors may determine that a portion of the aggregate consideration that is available for distribution to holders of shares of QVC Group Common Stock must be allocated to the Ventures Group to compensate the Ventures Group on a pro rata basis for its interest in the QVC Group.

Similarly, if the QVC Group has an inter-group interest in the Ventures Group at such time as any extraordinary action is taken with respect to the Ventures Group common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Ventures Group's assets), our board of directors will consider what actions are required, or permitted, to be taken under the current charter with respect to the QVC Group's inter-group interest in the Ventures Group.

All such determinations by our board of directors are made in accordance with the current charter and Delaware law.

None.

VOTE AND RECOMMENDATION

Approval of the restated charter proposal requires the affirmative vote of a majority of the combined voting power of the shares of our common stock outstanding on the record date, voting together as a single class.

Our board of directors unanimously recommends a vote "FOR" the restated charter proposal.

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MANAGEMENT AND GOVERNANCE MATTERS

EXECUTIVE OFFICERS

The following lists the executive officers of our company (other than Michael A. George, our President and Chief Executive Officer, and Gregory B. Maffei, our Chairman of the Board, each of whom also serve as directors of our company and who are listed under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal"), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.

Name	Positions
Richard N. Baer Age: 61	Mr. Baer has served as Chief Legal Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband since January 2016, Liberty Expedia since March 2016 and of GCI Liberty since March 2018. He previously served as Senior Vice President and General Counsel of our company and Liberty Media Corporation from January 2013 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015. Previously, Mr. Baer served as Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. He served as Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 58
Mr. Rosenthaler has served as Chief Corporate Development Officer of our company, Liberty Media Corporation, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia since October 2016 and of GCI Liberty since March 2018. He previously served as Chief Tax Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband from January 2016 to September 2016 and Liberty Expedia from March 2016 to September 2016. He previously served as a Senior Vice President of our company from April 2002 to December 2015, Liberty Media Corporation (including its predecessor) from May 2007 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015.
Mark D. Carleton Age: 57
Mr. Carleton has served as Chief Financial Officer of our company, Liberty Media Corporation and Liberty Broadband since October 2016. He has also served as Chief Financial Officer and Treasurer of GCI Liberty since March 2018. He previously served as Chief Development Officer of our company, Liberty Media Corporation, Liberty Broadband and Liberty TripAdvisor from January 2016 to September 2016, as a Senior Vice President of our company from November 2014 to December 2015, of Liberty Media Corporation from January 2013 to December 2015, of Liberty Broadband from October 2014 to December 2015, and as a Senior Vice President of predecessors of Liberty Media Corporation from December 2003 to January 2013. Prior to that time, Mr. Carleton served as a partner at KPMG LLP.

Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption other than Evan D. Malone, who is the son of John C. Malone.

During the past ten years, none of our directors and executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year and written representations made to us by our executive officers and directors, we believe that, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met, with the exception of one transaction by Gregory B. Maffei that was reported on a Form 4 on an untimely basis.

CODE OF ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, directors and officers, which constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of business conduct and ethics is available on our website at www.qurateretail.com.

DIRECTOR INDEPENDENCE

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows Nasdaq's corporate governance rules on the criteria for director independence.

Our board of directors has determined that each of Richard N. Barton, Fiona P. Dias, M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong qualifies as an independent director of our company.

BOARD COMPOSITION

As described above under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal," our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, investment banking, auditing and financial engineering. Our board is also chronologically diverse with our members' ages spanning four decades. For more information on our policies with respect to board candidates, see "—Committees of the Board of Directors—Nominating and Corporate Governance Committee" below.

BOARD LEADERSHIP STRUCTURE

Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). Gregory B. Maffei holds the position of Chairman of the Board, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Michael A. George, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.

BOARD ROLE IN RISK OVERSIGHT

The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee

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MANAGEMENT AND GOVERNANCE MATTERS

oversees risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee

Our board of directors has established an executive committee, whose members are John C. Malone, Gregory B. Maffei and Michael A. George. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

Our board of directors has established a compensation committee, whose chairman is Larry E. Romrell and whose other members are Mark C. Vadon and Andrea L. Wong. See "—Director Independence" above.

The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of our Chief Executive Officer, Chief Legal Officer, Chief Financial Officer and Chief Corporate Development Officer, and oversees the compensation of the chief executive officers of our operating subsidiaries. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see "Executive Compensation—Compensation Discussion and Analysis." A subcommittee, whose members are Larry E. Romrell and Andrea L. Wong, was formed in 2017 to review compensation matters for purposes of Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.qurateretail.com.

Compensation Committee Report

The compensation committee has reviewed and discussed with our management the "Compensation Discussion and Analysis" included under "Executive Compensation" below. Based on such review and discussions, the compensation committee recommended to our board of directors that the "Compensation Discussion and Analysis" be included in this proxy statement.

Submitted by the Members of the Compensation Committee

Larry E. Romrell
Mark C. Vadon
Andrea L. Wong

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2017 is or has been an officer or employee of our company. In April 2017, our audit committee approved a transaction between zulily and chewy.com. Mr. Vadon was previously executive chairman of the board of chewy.com. For additional information regarding this 2017 related party transaction, see "Certain Relationships and Related Transactions."

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Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose chairman is David E. Rapley and whose other members are Richard N. Barton and Mark C. Vadon. See "—Director Independence" above.

The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such recommendations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under "Stockholder Proposals" below, and contain the following information:

  •
  the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

  •
  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

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  a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing stockholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing stockholder(s) or beneficial owner (each a Proposing Person);

  •
  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

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  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

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  a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

  •
  a representation by each Proposing Person who is a holder of record of our common stock as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

  •
  a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

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  a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

  •
  a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the proposing stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit

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MANAGEMENT AND GOVERNANCE MATTERS

    of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Stockholder Associated Person.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

  •
  independence from management;

  •
  his or her unique background, including education, professional experience and relevant skill sets;

  •
  judgment, skill, integrity and reputation;

  •
  existing commitments to other businesses as a director, executive or owner;

  •
  personal conflicts of interest, if any; and

  •
  the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is important that our board members represent diverse viewpoints.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate's nomination and election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

The members of our nominating and corporate governance committee have determined that Messrs. Barton, George and Maffei, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nominations were approved by the entire board of directors.

Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.qurateretail.com.

Audit Committee

Our board of directors has established an audit committee, whose chairman is M. Ian G. Gilchrist and whose other members are David E. Rapley, M. LaVoy Robison and Larry E. Romrell. See "—Director Independence" above.

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Our board of directors has determined that Mr. Robison and Mr. Gilchrist are our company's "audit committee financial experts" under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee's functions include, among other things:

  •
  appointing or replacing our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

  •
  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

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  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

  •
  confirming compliance with applicable SEC and stock exchange rules; and

  •
  preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.qurateretail.com.

Audit Committee Report

Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of Nasdaq. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. Our board of directors has determined that Mr. Robison and Mr. Gilchrist are "audit committee financial experts" under applicable SEC rules and regulations.

The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of our internal control over financial reporting and KPMG LLP's evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, including that firm's judgment about the quality of our accounting principles, as applied in its financial reporting.

KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm's independence from the company and its subsidiaries.

Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report

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MANAGEMENT AND GOVERNANCE MATTERS

on Form 10-K for the year ended December 31, 2017 (the 2017 Form 10-K), which was filed on March 1, 2018 with the SEC.

Submitted by the Members of the Audit Committee

M. Ian G. Gilchrist
David E. Rapley
M. LaVoy Robison
Larry E. Romrell

Other

Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

BOARD MEETINGS

During 2017, there were eight meetings of our full board of directors, no meetings of our executive committee, nine meetings of our compensation committee, two meetings of our nominating and corporate governance committee and six meetings of our audit committee.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Eight of the 11 directors then serving attended our 2017 annual meeting of stockholders.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

EXECUTIVE SESSIONS

In 2017, the independent directors of our company, then serving, met at three executive sessions without management participation.

Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Qurate Retail, Inc., c/o Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are Richard N. Barton, Fiona P. Dias, M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong.

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EXECUTIVE COMPENSATION

This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):

  •
  Gregory B. Maffei, our Chief Executive Officer and President;

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  Mark D. Carleton, our Chief Financial Officer; and

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  Michael A. George, Richard N. Baer and Albert E. Rosenthaler, our other three most highly compensated executive officers at the end of 2017.

This section does not give effect to the completion of the Transactions, including the redemption of shares of LVNTA and LVNTB in connection with the Split-Off, on March 9, 2018 or any adjustments to the named executive officers' awards of stock options, restricted stock or restricted stock units in connection with the Transactions. In addition, references to our Chief Executive Officer in this section refer to Mr. Maffei, who served as President and Chief Executive Officer of our company until March 9, 2018. As noted below in "—Compensation Discussion and Analysis—Changes for 2018," Mr. Maffei became executive Chairman of the Board on March 9, 2018, and Mr. George became President and Chief Executive Officer of our company on the same date.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

Our compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. To that end, the compensation packages provided to the named executive officers include significant performance-based bonuses and significant equity incentive awards, including equity awards that vest many years after initial grant.

Our compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. Our compensation committee does not engage in any regular benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and periodically reviews survey information provided by Mercer (US) Inc. (Mercer) and others. Our compensation committee uses this range and survey data as a guide to ensure that the named executive officers receive attractive compensation packages. Our compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.

Our feedback from stockholders on this pay philosophy has been positive. At our 2017 annual stockholder meeting, stockholders representing 88.8% of the aggregate voting power of Liberty Interactive present and entitled to vote on our say-on-pay proposal voted in favor of, on an advisory basis, our executive compensation disclosed in our proxy statement for the 2017 annual meeting of stockholders. No material changes were implemented to our executive compensation program as a result of this vote. At our 2017 annual stockholder meeting, stockholders elected to hold a say-on-pay vote every three years and our board of directors adopted this as the frequency at which future say-on-pay votes would be held.

Services Agreement

In September 2011, we completed the split-off (the LMC Split-Off) of our former subsidiary then-known as Liberty Media Corporation (currently known as Starz Acquisition, LLC, Old LMC). In January 2013, Old LMC completed the spin-off (the LMC Spin-Off) of its former subsidiary then-known as Liberty Spinco, Inc. (currently known as Liberty Media). In connection with the LMC Split-Off, we entered into a services agreement with Old LMC, which was assumed by Liberty Media in the LMC Spin-Off (the services agreement). Pursuant to the services agreement, in 2017, we reimbursed Liberty Media for the portion of the base salary and certain other

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EXECUTIVE COMPENSATION

compensation Liberty Media paid to our employees that was allocable to us for time spent by each such employee related to our company. We do not reimburse Liberty Media for time spent by Mr. Maffei on Qurate matters. Rather, we pay Mr. Maffei directly pursuant to his employment agreement with our company. All of Mr. George's compensation was paid by QVC, and none of his time was allocated to Liberty Media because Mr. George did not provide any services to Liberty Media in 2017. The 2017 performance-based bonuses earned by the named executive officers of our company were paid directly by our company. During 2017, the estimate of the allocable percentages of time spent performing services for Liberty Media, on the one hand, and our company, on the other hand, were reviewed quarterly by our audit committee for appropriateness. The salaries and certain perquisite information included in the "Summary Compensation Table" below (other than with respect to Mr. George, whose cash compensation is paid directly by QVC) include the portion of the compensation allocable to our company and for which we reimbursed Liberty Media and do not include the portion of the compensation allocable to Liberty Media. During the year ended December 31, 2017, the weighted average percentage of each such named executive officer's time that was allocated to our company was: Mr. Baer—47%; Mr. Carleton—25%; and Mr. Rosenthaler—38%.

Setting Executive Compensation

In making its compensation decision for each named executive officer, our compensation committee considers the following:

  •
  each element of the named executive officer's compensation, including salary, bonus, equity compensation, perquisites and other personal benefits, and weights equity compensation most heavily;

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  the financial performance of our company compared to internal forecasts and budgets;

  •
  the scope of the named executive officer's responsibilities;

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  the competitive nature of the compensation packages offered based on general industry knowledge of the media, telecommunications and entertainment industries and periodic use of survey information provided by Mercer and others; and

  •
  the performance of the group reporting to the named executive officer.

In addition, when setting compensation, our compensation committee considers the recommendations obtained from our Chief Executive Officer as to all elements of the compensation packages of Messrs. Baer, Carleton and Rosenthaler. Our Chief Executive Officer also makes recommendations with regard to Mr. George's compensation. To make these recommendations, our Chief Executive Officer evaluates the performance and contributions of each such named executive officer. He also considers whether the pay packages afforded to such named executive officers are competitive and are aligned internally. He also evaluates the named executive officer's performance against individual, department and corporate goals.

In December 2014, our compensation committee approved a five-year employment agreement with Mr. Maffei (the Maffei Employment Agreement), which establishes his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Prior to entering into the Maffei Employment Agreement, our compensation committee reviewed information from Mercer with respect to chief executive officer compensation packages at e-commerce and brick and mortar retailers, television shopping networks, and entertainment, media, communications and travel companies and discussed this comparative information and alternative equity award structures with Mercer.

In September 2015, our compensation committee approved a new five-year employment agreement with Mr. George (the George Employment Agreement) and granted equity awards in connection with the execution of the George Employment Agreement. See "—Executive Compensation Arrangements—Michael A. George—2015 Term Options" and "—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards—QVC CEO RSUs" below. Prior to entering into the George Employment Agreement, our compensation committee considered the recommendation of Mr. Maffei with respect to Mr. George's compensation package. When considering Mr. Maffei's recommendations concerning Mr. George's compensation, our compensation committee reviewed compensation data from companies similar to QVC, which was compiled by Mercer, as a reference point for the proposed new compensation arrangement.

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Based on this review, our compensation committee determined to confirm and approve the proposed arrangement.

In May 2016, our compensation committee approved a new four-year compensation arrangement with Mr. Baer (the 2016 Baer Employment Agreement), which establishes his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Richard N. Baer" below. Prior to entering into the 2016 Baer Employment Agreement, our compensation committee considered the recommendation of Mr. Maffei with respect to Mr. Baer's compensation package. When considering Mr. Maffei's recommendations concerning Mr. Baer's compensation, our compensation committee reviewed compensation data with respect to chief legal officer compensation packages at media, telecommunications, e-commerce, and entertainment and travel companies.

Elements of 2017 Executive Compensation

For 2017, the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  a performance-based bonus, payable in cash;

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  time-vested and performance-based stock option awards and restricted stock units (RSUs);

  •
  grants of equity incentive awards in connection with the Option Modification Program (as defined below); and

  •
  perquisites and other limited personal benefits.

Base Salary

Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. The base salaries of the named executive officers are reviewed on an annual basis (other than Mr. Maffei's base salary, the increases of which are governed by his employment agreement), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer's base salary, salary increases are limited to cost-of-living adjustments, adjustments based on changes in the scope of the named executive officer's responsibilities, and adjustments to align the named executive officer's salary level with those of our other named executive officers. After completion of the annual review in December 2016, the 2017 base salaries of Messrs. Baer, Carleton and Rosenthaler were increased by 2%, reflecting a cost-of-living adjustment. In 2017, Mr. Maffei received the base salary increase prescribed by the Maffei Employment Agreement. Mr. George's base salary has remained at the initial amount fixed in the George Employment Agreement.

2017 Performance-based Bonuses

Liberty Awards—Overview. For 2017, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. George, who participated in a separate performance-based bonus program, described under "—QVC Bonus Award" below), which was structured to comply with Section 162(m) of the Code. The 2017 bonus program was comprised of two components: a bonus amount payable based on each participant's individual performance (the Individual Performance Bonus) and a bonus amount payable based on the corporate performance of our company (the Corporate Performance Bonus). No amounts would be payable under our 2017 bonus program unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of QVC, Evite, Inc. (Evite) and zulily (collectively, the Operating Companies) for the year ended December 31, 2017 was required to exceed $750 million (the Bonus Threshold). If the Bonus Threshold was met, the notional bonus pool for our company would be funded with 0.72% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Cash Bonus Pool). If the Cash Bonus Pool was insufficient to cover the aggregate maximum bonus amounts of all participants (as described in more detail below), each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount. For purposes of the bonus program, Adjusted OIBDA is defined as revenue less cost of sales, operating expense and selling, general and administrative expense (excluding stock compensation).

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EXECUTIVE COMPENSATION

Each participant was assigned a maximum bonus under the performance-based bonus program for each of Liberty Interactive and Liberty Media. The maximum bonuses for this program were as follows: Mr. Maffei—$5,296,135; Mr. Baer—$919,530; Mr. Carleton—$893,010; and Mr. Rosenthaler—$893,010 (each participant's LIC Maximum Performance Bonus). Liberty Media also established maximum performance-based bonuses for our participants as follows: Mr. Maffei—$7,944,203; Mr. Baer—$1,379,295; Mr. Carleton—$1,339,515; and Mr. Rosenthaler—$1,339,515.

To determine the LIC Maximum Performance Bonus for each of Messrs. Baer, Carleton and Rosenthaler, our compensation committee divided the aggregate base salary paid by Liberty Media to the named executive officers in half, recognizing that the other half would be subject to Liberty Media's bonus program. Our compensation committee then set the LIC Maximum Performance Bonus at two times the quotient above for Mr. Baer, Mr. Carleton and Mr. Rosenthaler. Mr. Maffei's LIC Maximum Performance Bonus was set at five times the base salary paid by our company, which is consistent with the terms of the Maffei Employment Agreement.

Assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LIC Maximum Individual Bonus) equal to 60% of the LIC Maximum Performance Bonus for that participant. The LIC Maximum Individual Bonus was subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of our company. Under Liberty Media's corollary program, each participant was entitled to receive from Liberty Media a maximum individual bonus, equal to 60% of his Liberty Media maximum performance bonus, subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of Liberty Media. Our compensation committee believes this construct was appropriate in light of the services agreement and the fact that each participant splits his professional time and duties.

Also, assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LIC Maximum Corporate Bonus) equal to 40% of his LIC Maximum Performance Bonus, subject to reduction based on a subjective determination of the corporate performance of our company. Liberty Media has a corollary program pursuant to which each participant was entitled to receive from Liberty Media a bonus that is 40% of the Liberty Media maximum bonus, which was subject to reduction based on a subjective determination of the corporate performance of Liberty Media.

In December 2017, our compensation committee and the Liberty Media compensation committee reviewed contemporaneously our respective named executive officers' performance under each company's program. Notwithstanding this joint effort, our compensation committee retained sole and exclusive discretion with respect to the approval of award terms and amounts payable under our bonus program.

Also, in December 2017, our compensation committee determined that the combined Adjusted OIBDA for the Operating Companies was approximately $2,000.8 million using the formula described above, exceeding the Bonus Threshold by approximately $1,250.8 million, thereby creating a notional Cash Bonus Pool of approximately $9.01 million, which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus under the performance-based bonus program up to his maximum bonus amount. Our company's Adjusted OIBDA was determined after the end of 2017 to be $1,996 million, which determination did not affect the amounts payable or amounts actually paid under the program. These calculations were done on a constant currency basis.

Individual Performance Bonus. Our compensation committee then reviewed the individual performance of each participant to determine the reductions that would apply to each participant's LIC Maximum Individual Bonus. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participants for determining the reduction that would apply to each named executive officer's LIC

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Maximum Individual Bonus, our compensation committee considered the various performance objectives related to our company which had been assigned to each participant for 2017, including:

Individual	Performance Objectives
Gregory B. Maffei	• With QVC management, develop strategy to increase sales and manage costs at QVC
• Pursue corporate development initiatives; consider strategic acquisitions
• Assess capital allocation strategies
• Evaluate and pursue strategic options for equity affiliate investments
• Pursue additional capital funding strategies, particularly permanent capital alternatives
• Support development and goals of management team; conduct succession planning at all levels
Richard N. Baer	• Complete legal work associated with General Communication Inc. acquisition and related transactions
• Provide sound and timely advice to senior management and board on key issues
• Provide effective legal support in connection with mergers, acquisitions, investments and other transactional matters
• Facilitate, along with other members of senior management team, sound approach to governance and compliance; evaluate cybersecurity approach at portfolio companies
• Provide legal support to, and assess and appropriately manage significant legal matters of subsidiaries, controlled companies, and spin-off companies
Mark D. Carleton	• Actively manage Liberty's involvement in QVC, including coordinating HSN, Inc./QVC integration process and assisting with corporate development opportunities
• Support the accounting department to maintain timely and accurate internal and external financial reports
• Participate in rationalization efforts pertaining to equity affiliate investments
Albert E. Rosenthaler	• Obtain IRS issue resolution agreement in connection with Liberty Expedia split-off
• Evaluate strategies for separation of Liberty Ventures tracking stock group
• Assist in analysis and negotiation of acquisition of HSN, Inc. by QVC
• Evaluate alternative capital raising strategies and identify possible acquisition targets
• Continue oversight of tax department
• Increase resources in corporate development department

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EXECUTIVE COMPENSATION

Following a review of the participants' performance and a review of the time allocated to matters for our company, our compensation committee determined to pay each participant the following portion of his LIC Maximum Individual Bonus:

Name	LIC Maximum Individual Bonus	Percentage Payable	Aggregate Dollar Amount

Gregory B. Maffei	$1,906,609	81.25%	$1,549,120
Richard N. Baer	$518,615	87.50%	$453,788
Mark D. Carleton	$267,903	75.00%	$200,927
Albert E. Rosenthaler	$407,213	81.25%	$330,860

Corporate Performance Bonus. Our compensation committee then made a subjective determination as to the reductions that would apply to each participant's LIC Maximum Corporate Bonus. In making this determination, our compensation committee reviewed forecasts of 2017 Adjusted OIBDA, revenue and free cash flow (as defined below) for the Operating Companies, all of which forecasts were prepared in December 2017 and are set forth in the table below. Also set forth in the table below are the corresponding actual financial measures achieved for 2017, which were within one percent of our forecasts except that actual free cash flow was 18% of the forecast. In determining whether any reductions would be made to the LIC Maximum Corporate Bonus payable to each participant, our compensation committee weighted the corporate performance metrics as follows: 25% attributable to revenue growth, 50% attributable to Adjusted OIBDA growth and 25% attributable to free cash flow in comparison to budget.

	(dollar amounts in millions)
	2017 Forecast	2017 Actual	Actual / Forecast

Revenue(1)	$10,448	$10,441	100%
Adjusted OIBDA(1)	$2,001	$1,996	100%
Free Cash Flow(1)(2)	$1,012	$1,191	118%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represent the summation for QVC and Operating Companies. All calculations were done on a constant currency basis.

(2)
Defined for purposes of the bonus program as Adjusted OIBDA less all other operating and investing items on a constant currency basis.

Based on a review of these forecasts and our compensation committee's consideration of our company's performance against plan for these measures, our compensation committee determined that the growth metrics were achieved to the extent described below:

Growth Factor	Liberty Interactive Corporation

Revenue	10% of a possible 25%
Adjusted OIBDA	30% of a possible 50%
Free Cash Flow	20% of a possible 25%

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Our compensation committee then used its subjective discretion to translate the achievement of these growth metrics into a percentage payable to each participant of his LIC Maximum Corporate Bonus, as follows:

Name	LIC Maximum Corporate Bonus	Percentage Payable	Aggregate Dollar Amount

Gregory B. Maffei	$1,586,356	60%	$951,814
Richard N. Baer	$275,428	60%	$165,257
Mark D. Carleton	$267,484	60%	$160,490
Albert E. Rosenthaler	$267,484	60%	$160,490

Aggregate Results. The following table presents information concerning the aggregate 2017 performance-based bonus amounts payable to each named executive officer by our company (other than Mr. George), after giving effect to the determinations described above.

Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus

Gregory B. Maffei	$1,549,120	$951,814	$2,500,933
Richard N. Baer	$453,788	$165,257	$619,045
Mark D. Carleton	$200,927	$160,490	$361,418
Albert E. Rosenthaler	$330,860	$160,490	$491,351

Our compensation committee then noted that, when combined with the total 2017 performance-based bonus amounts paid by Liberty Media to the overlapping named executive officers, each of our named executive officers received the following payments:

Name	Combined Performance Bonus

Gregory B. Maffei	$8,567,306
Richard N. Baer	$1,556,445
Mark D. Carleton	$1,377,604
Albert E. Rosenthaler	$1,444,580

For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

QVC Bonus Award. Mr. George's 2017 performance-based bonus was structured to align with the 2017 performance-based bonus program established at QVC for QVC senior global officers and to comply with Section 162(m) of the Code. Pursuant to the program, Mr. George would be paid a cash bonus based upon 2017 QVC Consolidated Global EBITDA performance, including zulily performance, on a constant currency basis (QVC Global EBITDA). His target bonus amount would be 100% of his base salary as required by the terms of his employment agreement and his maximum bonus amount would be 240% of his base salary. For this purpose, QVC Global EBITDA was defined as earnings before interest, taxes, depreciation and amortization of QVC and zulily (consolidated, on a constant currency basis).

For any bonus to be paid, 2017 QVC Global EBITDA would need to equal or exceed $1,808 million. If 2017 QVC Global EBITDA equaled or exceeded $1,808 million, then Mr. George would be eligible to receive a maximum bonus of 240% of his base salary, subject to reduction in the discretion of our compensation committee based on QVC Global EBITDA performance and individual performance, among other things. QVC Global EBITDA for 2017 was $1,974,634 (excluding $8.7 million of one-time costs associated with the HSN, Inc. integration), which exceeded the threshold for receiving a bonus payment. Our compensation committee then reviewed Mr. George's individual performance and the QVC Global EBITDA performance and awarded Mr. George a bonus of $2 million.

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EXECUTIVE COMPENSATION

Equity Incentive Compensation

The Liberty Interactive Corporation 2016 Omnibus Incentive Plan, as amended (the 2016 incentive plan) provides, and prior to their expiration, the Liberty Interactive Corporation 2012 Incentive Plan and the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011) (each as amended) provided, for the grant of a variety of incentive awards, including stock options, restricted shares, RSUs, stock appreciation rights and performance awards. Our compensation committee has a preference for grants of stock-based incentive awards (RSUs, restricted stock and options) as compared with cash incentive awards based on the belief that they better promote retention of key employees through the continuing, long-term nature of an equity investment. It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, typically measured by reference to the closing price on the grant date.

Maffei Performance-based Equity Awards. In December 2014, we entered into the Maffei Employment Agreement which provides Mr. Maffei with the opportunity to earn annual equity incentive awards during the employment term. See "—Executive Compensation Arrangements—Gregory B. Maffei" for additional information about the annual awards to be provided under the Maffei Employment Agreement.

The Maffei Employment Agreement provides that Mr. Maffei was entitled to receive from our company and Liberty Media in 2017 a combined target value equity award of $18 million and contemplates that the equity awards would be structured to comply with Section 162(m) of the Code. The Maffei Employment Agreement contemplated that the $18 million equity award would be divided between our company and Liberty Media according to relative market capitalization. Mr. Maffei is also eligible to receive above-target equity awards from our company and Liberty Media equaling in the aggregate $9 million (split by relative market capitalization) that would be granted at the end of the performance period in each compensation committee's sole discretion. The Maffei Employment Agreement also sets forth provisions for determining and establishing any performance criteria for equity awards.

In 2017, our compensation committee, with the consent of Mr. Maffei, elected to waive for purposes of the 2017 equity awards the provisions of the Maffei Employment Agreement that set forth the process for establishing the annual performance criteria. Instead, our compensation committee decided to grant a combination of time-vested stock options and performance-based RSUs. Our compensation committee believes that time-vested stock options are consistent with its philosophy of aligning the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. In addition, our compensation committee believed that Mr. Maffei's RSU grants should be subject to performance metrics that incentivize and reward Mr. Maffei for successful completion of our company's strategic initiatives. Further, our compensation committee adjusted the division of the award value between QRTEB awards and LVNTB awards from that which would have resulted from a split according to relative market capitalization of our two tracking stock groups and Liberty Media's three tracking stock groups. Our compensation committee determined to grant 18% of the total award value of $18 million in QRTEB awards and 19% of the total award value of $18 million in LVNTB awards instead of 26% in QRTEB awards and 11% in LVNTB awards. With Mr. Maffei's consent, our compensation committee determined to increase the value granted from LVNTB to compensate Mr. Maffei for his expected efforts related to the Liberty Ventures tracking stock group, including his efforts related to the Transactions. The parties did not amend the Maffei Employment Agreement and made no decision as to whether to formalize the above process for future grants.

As a result, our compensation committee granted to Mr. Maffei 153,806 QRTEB time-vested options, 268,889 LVNTB time-vested options and 115,207 QRTEB performance-based RSUs (the Maffei RSUs). The stock options had a grant date of May 11, 2017 and had a term of seven years. The QRTEB stock options had a base price of $23.87, and the LVNTB stock options had a base price of $52.39. Pursuant to our policy of determining fair market value in the absence of sufficient trading volume on the day in question, these base prices were set at 1.0075 of the closing price of the corresponding Series A tracking stock group stock. In addition, the stock options vested in full on December 31, 2017, and were subject to other applicable terms and conditions for option grants as set forth in the Maffei Employment Agreement. Our compensation

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committee also granted to Mr. Maffei the Maffei RSUs on March 30, 2017. The Maffei RSUs would vest only upon attainment of the performance objectives described below.

Our compensation committee adopted an annual, performance-based program for payment of the Maffei RSUs, which was structured to comply with Section 162(m) of the Code. None of the Maffei RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of the Operating Companies for the year ended December 31, 2017 was required to exceed $750 million (the Maffei RSU Threshold). If the Maffei RSU Threshold was met, the notional pool for payment of the Maffei RSUs would be funded with 0.50% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Maffei RSU pool). A maximum payout equal to 1.5 times the target number of Maffei RSUs or $ 5.625 million of initial grant value was established.

For purposes of the Maffei RSU pool, Adjusted OIBDA was defined in the same manner as the cash performance bonus program. See "—2017 Performance-based Bonuses—Liberty Awards—Overview" above. Assuming the Maffei RSU Threshold of $750 million was met and the Maffei RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2017 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Maffei RSU awards could be paid to Mr. Maffei. Our compensation committee decided to review Mr. Maffei's performance for purposes of payment of the Maffei RSUs based on his corporate development activity, financial engineering/restructuring activities, executive development activities and industry and investor relations activities. After considering Mr. Maffei's performance in these areas as well as his performance in achieving the metrics under the cash performance bonus program, our compensation committee determined to reduce the maximum payment to target award level and then approved the vesting of 100% of the Maffei RSUs previously granted. For more information regarding the target equity awards, see the "Grants of Plan-Based Awards" table below.

Multiyear Stock Options. Consistent with its previous practices, our compensation committee has made larger stock option grants (equaling approximately four to five years' value of the named executive officer's annual grants) that vest between four and five years after grant, rather than making annual grants over the same period. These multiyear grants provide for back-end weighted vesting and generally expire seven to ten years after grant to encourage executives to remain with the company over the long-term and to better align their interests with those of the stockholders. Our compensation committee made such an award to Mr. Maffei in connection with the execution of the Maffei Employment Agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Also, in March 2015, our compensation committee granted to each of Messrs. Carleton and Rosenthaler multiyear stock options that equaled the value of the named executive officer's annual grants that were expected to be granted to them for the period from January 1, 2016 through December 31, 2020. See "Summary Compensation Table" below. Also, Mr. Baer received a multi-year stock option award in June 2016 in connection with entering into the 2016 Baer Employment Agreement. See "—Executive Compensation Arrangements—Richard N. Baer—2016 Baer Employment Agreement—2016 Term Options" below. Mr. Baer's grant equaled the value of his annual grants that were expected to be granted to him for the period from January 1, 2017 through December 31, 2020. In September 2015, Mr. George received a multiyear stock option grant that equaled the value of his annual grants that were expected to be granted to him for the period from January 1, 2016 through December 31, 2020.

Annual Performance Awards

Chief RSU Awards. Consistent with our practice since December 2014 of granting a combination of multiyear stock options and annual performance awards to senior officers, our compensation committee granted annual performance RSUs to Messrs. Baer, Carleton and Rosenthaler in March 2017. Our compensation committee granted to each of Messrs. Baer, Carleton and Rosenthaler, 24,982, 18,638, and 18,638 QVCA performance-based RSUs, respectively, and 4,718, 3,522, and 3,522 LVNTA performance-based RSUs, respectively, on March 30, 2017 (the Chief RSUs). The Chief RSUs would vest only upon attainment of the performance objectives described below.

Our compensation committee adopted an annual, performance-based program for payment of the Chief RSUs, which was structured to comply with Section 162(m) of the Code. None of the Chief RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of the Operating Companies for the year ended December 31, 2017 was required to exceed $750 million (the Chief Threshold). If the Chief

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EXECUTIVE COMPENSATION

Threshold was met, the notional pool for payment of the Chief RSUs would be funded with 0.46% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Chief RSU pool). If the Chief RSU pool was not funded so that the maximum awards could be paid to all participants, each participant's maximum award would be reduced pro rata. The maximum payout set for each of Messrs. Baer, Carleton and Rosenthaler was $1.875 million, $1.4 million and $1.4 million, respectively.

For purposes of the Chief RSU pool, Adjusted OIBDA was defined in the same manner as the performance cash bonus program. See "—2017 Performance-based Bonuses—Liberty Awards—Overview" above. Assuming the Chief Threshold of $750 million was met and the Chief RSU pool was fully funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2017 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Chief RSU awards could be paid to Messrs. Baer, Carleton and Rosenthaler. Our compensation committee then determined to review each named executive officer's performance to determine what portion of the maximum award would be paid. Our compensation committee reviewed Messrs. Baer, Carleton and Rosenthaler's performance and also considered the recommendations from Mr. Maffei. Mr. Maffei recommended that our committee vest 100% of the Chief RSUs previously granted to each of Messrs. Carleton and Rosenthaler based on his assessment of their individual performance against the goals established in connection with the performance cash bonus program and his general observation of their leadership and executive performance. Accordingly, our compensation committee determined to reduce the payouts down to the target award levels and then approved vesting of all of the Chief RSUs previously granted to Messrs. Baer, Carleton and Rosenthaler.

QVC CEO RSUs. Pursuant to the George Employment Agreement, Mr. George is eligible for an annual $4.125 million target grant of performance-based RSUs with respect to QRTEA stock. Accordingly, our compensation committee granted to Mr. George 214,174 QRTEA performance-based RSUs (the George RSUs) on March 30, 2017. The George RSUs would vest only upon attainment of the performance objectives described below.

Our compensation committee adopted an annual, performance-based program for payment of the George RSUs, which was structured to comply with Section 162(m) of the Code. None of the George RSUs would vest unless a minimum corporate performance was achieved: the QVC Global EBITDA was required to exceed $750 million (the George Threshold). If the George Threshold was met, the notional pool for payment of the George RSUs would be funded with 0.55% of the amount by which such combined QVC Global EBITDA exceeded $750 million (the George RSU pool). A maximum payout equal to 1.5 times the target number of George RSUs or $6,187,500 of initial grant value was established.

For purposes of the George RSU pool, QVC Global EBITDA was defined in the same manner as the cash performance bonus program for Mr. George. See "—2017 Performance-based Bonuses—QVC Bonus Award" above. Assuming the George Threshold of $750 million was met and the George RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable under the program based 60% on subjective performance criteria and 40% on objective performance criteria.

After review of our company's 2017 QVC Global EBITDA results, our compensation committee determined and certified that the maximum George RSU awards could be paid to Mr. George. Our compensation committee then determined to review Mr. George's performance on the subjective and objective criteria discussed below to determine what portion of the maximum award would be paid.

Our compensation committee and Mr. George had previously established subjective performance criteria for payment of the George RSUs. Our compensation committee evaluated Mr. George on the following subjective criteria:

  •
  Successful launch of employee engagement initiatives

  •
  Achievement of core business growth initiatives, including:

  o
  Increasing product and programming diversity;

  o
  Expanding business model reach and growing adjacent business segments; and

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    o
    Delivering exceptional customer experiences

  •
  Successful buildout of technology platforms

  •
  Improvement of execution and reduction of costs globally to fund growth initiatives

In addition, our compensation committee established objective criteria for determining the payout of 40% of any award. For any payout to be made, QVC Global EBITDA would need to exceed $1,808 million. Assuming that the threshold was achieved, Mr. George would be eligible for higher payouts based on QVC Global EBITDA performance. Based on these subjective and objective metrics, our compensation committee reduced down to the target award level represented by the George RSUs and then determined to vest 100% of the George RSUs.

Option Modification Program. In December 2017, our compensation committee determined to complete an option modification program (the Option Modification Program) with four of our named executive officers (collectively, the Eligible Optionholders) to obtain certain tax benefits in the 2017 tax year. Our tax rate was expected to decrease for tax years after 2017 due to the enactment of the Tax Cuts and Jobs Act of 2017 (Tax Act). As a result, our compensation committee determined to effect the Option Modification Program to realize the compensation deduction in respect of the affected incentive awards during a tax year when the compensation deduction is taxed at a higher corporate tax rate.

For income tax purposes, the exercise of the vested and unvested options pursuant to the Option Modification Program would allow our company to record deductions in 2017 for compensation expenses totaling $104 million. The cash tax benefit of these deductions was estimated at $38 million.

On December 21, 2017, our compensation committee approved the acceleration on December 26, 2017 (the Grant Date) of (i) each unvested in-the-money option to acquire shares of LVNTA and (ii) each unvested in-the-money option to acquire shares of LVNTB, in each case, held by the Eligible Optionholders. Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, all of his outstanding in-the-money vested and unvested options to acquire QRTEA shares, LVNTA shares and LVNTB shares (the Eligible Options) and:

  •
  with respect to each vested Eligible Option:

  o
  the company granted the Eligible Optionholder a vested new option with substantially the same terms and conditions as the exercised vested Eligible Option, except that the exercise price for the new option is, in the case of options to acquire shares of QRTEA or LVNTA, the closing price per QRTEA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date, and, in the case of options to acquire shares of LVNTB, the fair market value of the LVNTB shares as determined pursuant to the incentive plan under which the awards were granted; and

  •
  and with respect to each unvested Eligible Option:

  o
  in satisfaction of the exercise, on a net settled basis, of the unvested Eligible Options, the company granted the Eligible Optionholder a number of restricted LVNTA or LVNTB shares (the Restricted Shares) with a vesting schedule identical to that of the unvested Eligible Option so exercised, and the Eligible Optionholder made an election under Section 83(b) of the Internal Revenue Code with respect to such Restricted Shares; and

  o
  the company granted the Eligible Optionholder a new option (the Unvested New Option) to acquire the same series of common stock, and with substantially the same terms and conditions, including with respect to vesting and expiration, as the unvested Eligible Option exercised as set forth above, except that the number of LVNTA or LVNTB shares subject to such Unvested New Option is equal to the number of shares subject to the unvested Eligible Option exercised as set forth above minus the number of Restricted Shares received upon exercise of such unvested Eligible Option, and the exercise price of such new option is, in the case of a LVNTA option, the closing price per share of LVNTA on the Nasdaq Global Select Market on the Grant Date, or, in the case of a LVNTB option, the fair value of the LVNTB shares as determined pursuant to the incentive plan under which the Unvested New Options were granted.

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EXECUTIVE COMPENSATION

Our compensation committee expected that the number of outstanding awards under its incentive plans would not increase as a result of the Option Modification Program described above.

Also, our company provided each of the Eligible Optionholders with a supplemental QRTEA option grant and a supplemental LVNTA option grant each of which had a Black-Scholes value equal to the estimated amount of certain incremental tax liabilities that each Eligible Optionholder will incur as a result of participation in the Option Modification Program. Each Eligible Optionholder was expected to incur an incremental tax liability with respect to QRTEA awards and LVNTA and LVNTB awards, respectively, due to the reduction under the Tax Act of the maximum individual tax rate for the 2018 tax year for U.S. federal income tax purposes, as compared to such rate in effect for 2017. Our company also provided each Eligible Optionholder with certain rights of indemnification and advancement in connection with the Option Modification Program.

For more information regarding these awards, please see the "Grants of Plan-Based Awards" table below.

Perquisites and Other Personal Benefits

The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees) consist of:

  •
  limited personal use of Liberty Media's corporate aircraft (pursuant to aircraft time sharing agreements between our company and Liberty Media);

  •
  in the case of Mr. Carleton, reimbursement for use of private housing while on New York City business trips;

  •
  occasional, personal use of Liberty Media's apartment in New York City (pursuant to a sharing arrangement between our company and Liberty Media), which is primarily used for business purposes, and occasional, personal use of a company car and driver; and

  •
  in the case of Mr. George, a tax gross-up relating to certain out of state income taxes to which Mr. George was subject in connection with the performance of his duties outside of QVC's headquarters.

Taxable income may be incurred by our executives in connection with their receipt of perquisites and personal benefits. Other than with respect to Mr. George, as described below, we have not provided gross-up payments to our executives in connection with any such taxable income incurred during the past three years.

Aircraft Usage. On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on Liberty Media's corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and our Chief Executive Officer, our Chairman and our Chief Executive Officer and their guests may use the corporate aircraft we share with Liberty Media for non-business purposes subject to specified limitations.

Pursuant to a February 5, 2013 letter agreement between Liberty Media and Mr. Maffei, Mr. Maffei was entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Under the Maffei Employment Agreement, if Mr. Maffei's employment had been terminated due to disability, for good reason or without cause, Mr. Maffei would have been entitled to continued use of the corporate aircraft under the terms of the February 5, 2013 letter agreement for 12 months after termination of his employment under the Maffei Employment Agreement. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of the corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft were not charged against the 120 hours of personal flight time per year allotted to

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Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

For disclosure purposes, we determine incremental cost using a method that takes into account:

  •
  landing and parking expenses;

  •
  crew travel expenses;

  •
  supplies and catering;

  •
  aircraft fuel and oil expenses per hour of flight;

  •
  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.

Pursuant to our aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using Liberty Media's corporate aircraft that are allocable to our company. Pursuant to aircraft time sharing agreements between Liberty Media and Mr. Maffei, Mr. Maffei reimburses Liberty Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement, and such costs include the expenses listed above, insurance obtained for the specific flight and an additional charge equal to 100% of the aircraft fuel and oil expenses for the specific flight.

For purposes of determining an executive's taxable income, personal use of Liberty Media's aircraft is valued using a method based on SIFL rates, as published by the Treasury Department. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

Gross-Up. In 2017, Mr. George received a tax gross-up from QVC relating to certain out of state income taxes to which he was subject in connection with the performance of his duties outside of QVC's headquarters.

Changes for 2018

In March 2018, our compensation committee determined, with the consent of Mr. Maffei, to waive again the process required by the Maffei Employment Agreement to set performance criteria for Mr. Maffei's 2018 annual performance awards. Our compensation committee determined to implement the same general process as used in 2017 and 2016. The parties have not determined whether to formalize this process for future annual performance awards.

In connection with the closing of the Transactions, Mr. Maffei was appointed as the executive Chairman of the Board of our company. At the same time, Mr. George was appointed as President and CEO of our company. In connection with Mr. Maffei's change in role, our company and Mr. Maffei executed an amendment to the Maffei Employment Agreement to reflect the change in role from President and CEO to executive Chairman of the Board and to reflect the changes in our equity securities after the Transactions. Pursuant to the amendment, Mr. Maffei agreed that the change in role would not constitute a good reason termination under the Maffei Employment Agreement.

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EXECUTIVE COMPENSATION

Deductibility of Executive Compensation

In developing the 2017 compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code is considered. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. For 2017 and prior years, one exception was for performance-based compensation, including stock options granted under our incentive plans, although in order to maintain flexibility in making compensation decisions, our compensation committee did not adopt a policy requiring all compensation to be deductible under Section 162(m) of the Code. Following the enactment of the Tax Act, beginning with the 2018 calendar year, the executives potentially affected by the limitations of Section 162(m) of the Code has been expanded and there is no longer any exception for qualified performance-based compensation. Although some performance-based awards will not result in a compensation deduction until after 2017, we believe the transition rules in effect for binding contracts in effect on November 2, 2017 should continue to allow certain of these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such contracts are not materially modified. However, portions of the compensation we pay to the named executive officers may not be deductible due to the application of Section 162(m) of the Code. Our compensation committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management.

Policy on Restatements

In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

Stock Ownership Guidelines

Our board of directors adopted stock ownership guidelines that require each named executive officer to own shares of our company's stock equal to (i) at least three times the base salary paid by our company to Mr. Maffei, with respect to Mr. Maffei's requirement, (ii) at least three times 50% of the base salary paid by our company to Messrs. Baer, Carleton and Rosenthaler, in the case of Messrs. Baer, Carleton and Rosenthaler, and (iii) at least three times the base salary paid to Mr. George by Qurate, in the case of Mr. George. The named executive officers other than Mr. George have a similar stock ownership requirement at Liberty Media with respect to the base salary paid by Liberty Media, in the case of Mr. Maffei, or allocated to Liberty Media per our company's stock ownership guidelines, in the case of Messrs. Baer, Carleton and Rosenthaler. The named executive officers will have until March 2021 to comply with these guidelines.

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SUMMARY COMPENSATION TABLE

Name and Principal Position (as of 12/31/17)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)(4)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)(8)		Total ($)

Gregory B. Maffei	2017	1,059,227	—	2,292,619	41,792,609	(11)	2,500,933	—	164,368	(9)(10)(11)	47,809,756
President and Chief	2016	1,045,739	—	1,969,633	8,064,242		2,006,909	—	186,194	(9)(10)	13,272,717
Executive Officer	2015	960,750	—	5,928,866	3,626,072		3,981,886	—	370,418	(9)(10)	14,867,993

Richard N. Baer	2017	432,179	—	706,695	1,462,847	(11)	619,045	—	16,226	(11)	3,236,992
Chief Legal Officer	2016	327,307	—	—	4,415,468		372,379	—	11,057		5,126,211
	2015	437,622	—	—	—		768,167	—	15,701		1,221,490

Mark D. Carleton(12)	2017	223,253	—	527,625	779,982	(11)	361,418	7,285	11,076	(10)(11)	1,910,639
Chief Financial Officer	2016	127,147	—	1,630,734	—		145,058	4,434	5,655	(10)	1,913,028
	2015	n/a	n/a	n/a	n/a		n/a	n/a	n/a		n/a

Michael A. George	2017	1,250,000	—	4,262,063	—		2,000,000	—	171,432	(13)	7,683,495
President and Chief Executive	2016	1,254,788	—	4,075,940	—		—	—	97,707	(13)(14)(15)	5,428,435
Officer, QVC, Inc.	2015	1,125,509	—	—	17,474,524		1,000,000	—	100,512	(13)(14))	19,700,545

Albert E. Rosenthaler	2017	339,344		527,625	1,313,221	(11)	491,351	—	12,058	(11)	2,683,599
Chief Corporate Development	2016	336,031	—	1,630,734	—		380,024	—	16,689	(14)	2,363,478
Officer	2015	464,860	—	—	6,302,802		822,513	—	17,271		7,607,447

(1)
The amounts set forth in the table reflect compensation paid to our named executive officers by Liberty Media but allocable to our company under the services agreement (except with respect to Mr. Maffei's 2017, 2016 and 2015 base salary, which we paid directly pursuant to the Maffei Employment Agreement, and Mr. George, whose compensation reported above was paid directly by QVC with respect to the entire year, neither of which is covered by the services agreement). See "—Compensation Discussion and Analysis—Services Agreement."

(2)
Reflects the grant date fair value of restricted stock and RSUs granted to our named executive officers during 2017, 2016 and 2015. The table reflects the grant date fair value of the 2015 performance-based RSUs granted to Mr. Maffei, the 2016 performance-based RSUs granted to Messrs. Maffei, Carleton, George and Rosenthaler, the 2017 Maffei RSUs granted to Mr. Maffei, the 2017 George RSUs granted to Mr. George and the 2017 Chief RSUs granted to each of Messrs. Baer, Carleton and Rosenthaler as described in "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation." A maximum payout equal to 1.5 times the target number of Maffei RSUs, or $5.625 million of initial grant value was established. The maximum payout set for Mr. Baer was $1.875 million of initial grant value, and the maximum payout set for each of Messrs. Carleton and Rosenthaler was $1.4 million of initial grant value of the Chief RSUs. A maximum payout equal to 1.5 times the target number of George RSUs or $6.188 million of initial grant value was also established. The grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2017 (which are included in the 2017 Form 10-K).

(3)
Certain Option Awards set forth in this column were received by our named executive officers (other than Mr. George) in connection with the Option Modification Program (as described in more detail above), wherein our compensation committee approved the acceleration on December 26, 2017, the Grant Date, of (i) each unvested in-the-money option to acquire shares of LVNTA and (ii) each unvested in-the-money option to acquire shares of LVNTB, in each case, held by the Eligible Optionholder. Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, all of his outstanding Eligible Options, and:

•
with respect to each vested Eligible Option, our compensation committee granted the Eligible Optionholder a vested new option with substantially the same terms and conditions as the exercised vested Eligible Option, except that the exercise price for the new option is, in the case of options to acquire shares of QRTEA or LVNTA, the closing price per QRTEA or LVNTA share, as applicable, on The Nasdaq Global Select Market on the Grant Date, and, in the case of options to acquire shares of LVNTB, the fair market value of the LVNTB shares as determined pursuant to the incentive plan under which the awards were granted; and

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  •
  with respect to each unvested Eligible Option:

    o
    in satisfaction of the exercise, on a net settled basis, of the unvested Eligible Option, our compensation committee granted to the Eligible Optionholder a number of LVNTA or LVNTB Restricted Shares with a vesting schedule identical to that of the unvested Eligible Option so exercised; and

    o
    our compensation committee granted the Eligible Optionholder an Unvested New Option to acquire the same series of common stock, and with substantially the same terms and conditions, including with respect to vesting and expiration, as the unvested Eligible Option exercised as set forth above, except that the number of LVNTA or LVNTB shares subject to such Unvested New Option is equal to the number of shares subject to the unvested Eligible Option exercised as set forth above minus the number of Restricted Shares received upon exercise of such unvested Eligible Option, and the exercise price of such new option is, in the case of a LVNTA option, the closing price per share of LVNTA on the Nasdaq Global Select Market on the Grant Date, or, in the case of a LVNTB option, the fair market value of the LVNTB shares as determined pursuant to the incentive plan under which the Unvested New Options were granted.

  With respect to option awards issued in connection with the Option Modification Program, the Option Awards column includes the incremental fair value of each award. With respect to Restricted Shares awards issued in connection with the Option Modification Program, such awards have no incremental fair value to report.

(4)
The grant date fair value of Mr. Maffei's Term Options (as defined below) and 2017, 2016 and 2015 stock option awards, Mr. Baer's 2016 Term Options and Messrs. George and Rosenthaler's 2015 stock option awards (or, in the case of awards granted pursuant to the Option Modification Program, the incremental fair value) has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2017 (which are included in the 2017 Form 10-K).

(5)
Reflects the above-market earnings credited to Mr. Carleton's deferred compensation accounts. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and "—Nonqualified Deferred Compensation Plans" below.

(6)
The Liberty Media 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and Liberty Media contributed a matching contribution based on the participants' own contributions up to the maximum matching contribution set forth in the plan. Our company reimburses Liberty Media under the services agreement for our allocable portion of the matching contribution. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage

Less than 1	0%
1 - 2	33%
2 - 3	66%
3 or more	100%

  Included in this column, with respect to each named executive officer (except with respect to Mr. George, to whom matching contributions of $12,150, $16,411 and $15,900 were made by QVC under its 401(k) savings plan in 2017, 2016 and 2015, respectively), are the following matching contributions made by Liberty Media to the Liberty Media 401(k) Savings Plan and allocated to our company under the services agreement in each of 2017, 2016 and 2015, respectively:

	Amounts ($)

Name	2017	2016	2015

Gregory B. Maffei	8,100	8,480	11,925
Richard N. Baer	12,690	9,275	13,250
Mark D. Carleton	6,750	3,710	n/a
Albert E. Rosenthaler	10,195	9,805	14,575

  With respect to these matching contributions, all of our named executive officers are fully vested.

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(7)
Included in this column are the following life insurance premiums paid by Liberty Media (with the exception of Mr. George, whose life insurance premium was paid by QVC), on behalf of each of the named executive officers and allocated to our company under the services agreement:

	Amounts ($)

Name	2017	2016	2015

Gregory B. Maffei	1,471	1,629	2,206
Richard N. Baer	3,536	1,782	2,451
Mark D. Carleton	1,226	713	n/a
Michael A. George	2,322	2,709	1,242
Albert E. Rosenthaler	1,863	1,884	2,696

(8)
Liberty Media makes available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(9)
Includes the following:

	Amounts ($)

	2017	2016	2015

Reimbursement for legal services	—	—	147,883
Compensation related to personal use of corporate aircraft(a)	152,900	174,853	204,962

(a)
Calculated based on aggregate incremental cost of such usage to our company.
(10)
Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Old LMC in the LMC Split-Off and later to Liberty Media in the LMC Spin-Off. Messrs. Maffei and Carleton occasionally used this apartment for personal reasons. From time to time, we reimburse Mr. Carleton for his use of private housing while on New York City business trips, and we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(11)
Included in the Option Awards column is the grant date fair value of supplemental stock options awarded to the named executive officers for incremental tax liability to be incurred by them in connection with the Option Modification Program.

(12)
Mr. Carleton was a named executive officer of our company for the first time in the proxy statement for our 2017 annual meeting of stockholders and his compensation for 2015 has been omitted in reliance upon the SEC's interpretive guidance.

(13)
Includes tax gross-ups in the following amounts relating to certain out of state income taxes to which Mr. George was subject as a result of the performance of his duties outside of QVC's headquarters:

Amounts ($)

2017	2016	2015

156,960	64,333	83,370

(14)
Includes $10,000 in each of 2016 and 2015 in charitable contributions made on behalf of Mr. George and $5,000 in 2016 in charitable contributions made on behalf of Mr. Rosenthaler pursuant to our political action committee matching contribution program.

(15)
Includes a reimbursement for legal services in 2016.

EXECUTIVE COMPENSATION ARRANGEMENTS

Gregory B. Maffei

December 2014 Employment Arrangement

On December 24, 2014, our compensation committee approved a new compensation arrangement with Mr. Maffei. The arrangement provides for a five year employment term beginning January 1, 2015 and ending December 31, 2019, with an annual base salary of $960,750, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 250% of the applicable year's base salary. The arrangement also provides Mr. Maffei with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. Maffei was granted options with respect to shares of QRTEB and LVNTB, also as described in more detail below. Mr. Maffei's compensation arrangement was memorialized in the Maffei Employment Agreement executed on December 29, 2014, which, unlike his previous employment arrangement, is directly with our company (while Mr. Maffei has a substantially similar employment agreement with Liberty Media). However, we are still obligated to reimburse Liberty Media for our allocable portion of certain perquisite payments made to Mr. Maffei under his employment agreement with Liberty Media.

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The arrangement provides that, in the event Mr. Maffei is terminated for cause (as defined in the Maffei Employment Agreement), he will be entitled to only his accrued base salary and any amounts due under applicable law. If Mr. Maffei is terminated by our company without cause or if Mr. Maffei terminates his employment for good reason (as defined in the Maffei Employment Agreement), he is entitled to his accrued base salary, his accrued but unpaid bonus and any amounts due under applicable law (the Standard Entitlements), a severance payment of 1.5 times his base salary during the year of his termination to be paid in equal installments over 18 months, a payment equal to $11,750,000 pro rated based upon the elapsed number of days in the calendar year of termination (including the date of termination), with (subject to certain exceptions) up to 25% of such amount payable in shares of QRTEB and LVNTB, at the discretion of our company and with the remainder of such amount paid in cash (the Pro Rated Amount), a payment equal to $17,500,000, with (subject to certain exceptions) up to 25% of such amount payable in shares of QRTEB and LVNTB at the discretion of our company and with the remainder of such amount paid in cash (the Un-Pro Rated Amount), and continued use of certain services and perquisites provided by our company, including continued aircraft benefits consistent with those provided to him during the period of his employment (the Services). If Mr. Maffei terminates his employment without good reason, he will be entitled to the Standard Entitlements and a payment of the Pro Rated Amount. Lastly, in the case of Mr. Maffei's death or disability, he is entitled to the Standard Entitlements, a payment of 1.5 times his base salary during the year of his termination, payments of the Pro Rated Amount and the Un-Pro Rated Amount, and, only in the case of his termination for disability, the Services. The Maffei Employment Agreement also contains other customary terms and conditions.

Term Options

Also on December 24, 2014, in connection with the approval of his compensation arrangement, Mr. Maffei received a one-time grant of 646,352 options to purchase shares of QRTEB at an exercise price of $29.87 per share (the QRTEB Term Options), and a one-time grant of 1,406,463 options to purchase shares of LVNTB at an exercise price of $37.63 (the LVNTB Term Options and together with the QRTEB Term Options, the Term Options). Mr. Maffei's LVNTB Term Options have been adjusted in connection with the Liberty Expedia split-off transaction (the Expedia Holdings Split-Off) that was completed in November 2016 and the CommerceHub spin-off transaction that was completed in July 2016 (the CommerceHub Spin-Off). One-half of each of the QRTEB Term Options and the LVNTB Term Options will vest on the fourth anniversary of the grant date with the remaining QRTEB Term Options and LVNTB Term Options, respectively, vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed on the applicable vesting date. The QRTEB Term Options and LVNTB Term Options each have a term of seven years.

Upon a change in control (as defined in the Maffei Employment Agreement) prior to Mr. Maffei's termination or in the event of Mr. Maffei's termination for death or disability, all of his unvested Term Options will become exercisable. If Mr. Maffei is terminated for cause, all of his unvested Term Options will terminate immediately. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason, then each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date plus 548 calendar days; however, in the event (i) all members of the Malone Group (as defined in the Maffei Employment Agreement) cease to beneficially own securities of our company representing at least 20% of our company's voting power, (ii) within 90 to 210 days of clause (i) Mr. Maffei's employment is terminated by our company without cause or by Mr. Maffei for good reason and (iii) at the time of clause (i) Mr. Maffei does not beneficially own securities of our company representing at least 20% of our company's voting power, then all unvested Term Options will vest in full as of the date of Mr. Maffei's termination. If Mr. Maffei terminates his employment without good reason, then a portion of each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date. In the event of a change in control prior to Mr. Maffei's termination, all of the Term Options will remain exercisable until the end of the term. If Mr. Maffei is terminated for cause prior to December 31, 2019 (without a prior change in control occurring), then all vested Term Options will expire on the 90th day following such termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Term Options will expire at the end of the term.

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Annual Awards

Mr. Maffei will receive annual grants of options to purchase shares of QRTEB and LVNTB with a term of seven years (the Annual Options) and RSUs with respect to QRTEB and LVNTB (the Annual RSUs and together with the Annual Options, the Annual Awards), and Mr. Maffei may elect the portions of his Annual Award that he desires to be issued in the form of Annual RSUs and Annual Options. For a description of Mr. Maffei's target Annual Awards, see "—Compensation Discussion and Analysis—Elements of 2017 Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards." Pursuant to the Maffei Employment Agreement, Mr. Maffei will receive upfront grants of the Annual Awards and awards from Liberty Media in the following combined target amounts: $16 million for 2015, $17 million for calendar year 2016, $18 million for calendar year 2017, $19 million for calendar year 2018 and $20 million for calendar year 2019. The combined target amounts will be allocated between Liberty Media and our company based on relative market capitalization. In our compensation committee's sole discretion, Mr. Maffei is also eligible to receive additional awards each year from Qurate up to a maximum of 50% of the Qurate target award grant amount for such year as an above-target award. Subject to certain exceptions, the grants of Annual Awards to be made by our company will then be further allocated between Annual Awards with respect to QRTEB and Annual Awards with respect to LVNTB based on the relative market capitalization of all series of our QVC Group common stock on the one hand, and all series of our Liberty Ventures common stock, on the other hand. For a discussion of the allocation between QRTEB and LVNTB for 2017, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" above.

Upon Mr. Maffei's termination for any reason, his unvested Annual Awards (including any "dividend equivalents" related to any unvested Annual RSUs) will terminate at the close of business on the day of the separation, except that, in the case of performance-based Annual RSUs, if Mr. Maffei remains employed through the end of the relevant grant year but his termination occurs prior to the date as of which any performance criteria has been determined to have been met or not with respect to the Annual RSUs relating to such grant year, such Annual RSUs will remain outstanding until such determination date and become vested to the extent determined by the compensation committee. Upon a change in control prior to Mr. Maffei's termination, all vested Annual Options (and any Annual Options that vest after such change in control) will terminate at the expiration of the original term. If Mr. Maffei is terminated by our company for cause (without a prior change in control) prior to December 31, 2019, all vested Annual Options will terminate at the close of business on the 90th day following the termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Annual Options will terminate at the expiration of the original term.

Aircraft Usage

Pursuant to a February 5, 2013 letter agreement between Mr. Maffei and Liberty Media, Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of Liberty Media's corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Pursuant to aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using its corporate aircraft that are allocable to our company. Pursuant to Liberty Media's aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses Liberty Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft are not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under

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the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

In connection with Mr. Maffei's appointment as the executive Chairman of the Board of our company, our company and Mr. Maffei executed an amendment to the Maffei Employment Agreement. See "—Compensation Discussion and Analysis—Changes for 2018."

Michael A. George

September 2015 Employment Arrangement

On September 27, 2015, the compensation committee approved a new compensation arrangement with Michael A. George, the President and Chief Executive Officer of QVC. The arrangement provides for a five year employment term beginning December 16, 2015 and ending December 31, 2020, with an annual base salary of $1.25 million and an annual target cash bonus equal to 100% of Mr. George's annual base salary. The arrangement also provides Mr. George with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. George was granted the 2015 Term Options with respect to shares of QRTEA, also as described in more detail below. Mr. George's compensation arrangement was memorialized in the George Employment Agreement executed on December 16, 2015.

The arrangement also provides that, in the event Mr. George is terminated for cause (as defined in the George Employment Agreement) or he terminates his employment without good reason (as defined in the George Employment Agreement), he will be entitled only to his accrued base salary and any amounts due under applicable law, and he will forfeit all rights to his unvested performance-based equity incentive awards and unvested 2015 Term Options. Upon a termination for cause, his vested options remain exercisable for 90 days. In addition, if Mr. George terminates his employment without good reason, he will be entitled to any awarded but unpaid annual bonus. If, however, Mr. George is terminated by QVC without cause or if he terminates his employment for good reason, the arrangement provides (i) for him to receive one year of base salary, a $1.5 million lump sum payment, and any awarded but unpaid annual bonus, (ii) for his unvested 2015 Term Options to vest pro rata on a tranche-by-tranche basis based on the portion of the term that has elapsed through the termination date plus 12 months and for all vested and accelerated options to remain exercisable until the earlier of (x) their original expiration date or (y) two years from the termination (except if Mr. George dies during such two-year period, the later of (a) the end of such two-year period and (b) the end of the one-year period that began on his date of death) and (iii) for any performance-based equity awards that are issued and outstanding but unvested as of the date of termination to remain outstanding until the end of the applicable performance period, for the compensation committee to then determine whether the performance criteria for such performance period were met, and to the extent such criteria were met, for payment of a pro rata portion of such performance-based equity incentive awards based on the number of days he was employed during the applicable performance period. If Mr. George's employment is terminated by QVC without cause or if he terminates his employment for good reason within six months after a change in control of QVC then he will receive the same payments as if his termination had occurred absent the change in control, except that Mr. George will also be entitled to full vesting of (i) any unvested 2015 Term Options as of his termination date, which will remain exercisable through the original expiration date, and (ii) any unvested performance-based equity incentive awards that are issued and outstanding as of his termination date. Lastly, in the case of Mr. George's death or disability, the arrangement provides for (i) a payment of one year of base salary and any awarded but unpaid annual bonus, (ii) full vesting of unvested 2015 Term Options, with such options remaining exercisable through the original expiration date and (iii) full vesting of any then issued and outstanding but unvested performance-based equity incentive awards.

As a condition to Mr. George's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods for his equity grants, Mr. George must execute a severance agreement and release in favor of QVC in accordance with the procedures set forth in the George Employment Agreement. Mr. George's receipt of severance benefits is also conditioned on his compliance with the post-termination non-compete restrictions in his employment agreement.

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2015 Term Options

Also, on September 27, 2015, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant of 1,680,065 stock options to Mr. George to purchase shares of QRTEA with an exercise price of $26.00 per share (the 2015 Term Options), which was the closing price of QRTEA on September 28, 2015, the grant date for these options. The 2015 Term Options expire on December 31, 2022. One-half of the options will vest on December 31, 2019, with the remaining options vesting on December 31, 2020, in each case, subject to Mr. George being employed by QVC on the applicable vesting date.

Annual Performance-Based Awards

Beginning in 2016, Mr. George will receive an annual $4.125 million grant of performance-based RSUs with respect to QRTEA. The compensation committee will establish performance metrics with respect to each grant of performance-based RSUs that will determine, in the compensation committee's sole discretion, the extent to which such grant will vest. For a description of Mr. George's 2017 performance-based RSU award, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards—QVC CEO RSUs."

Richard N. Baer

2016 Baer Employment Agreement

On May 24, 2016, the compensation committee of each of our company and Liberty Media approved a new compensation arrangement with Mr. Baer, which was memorialized in the 2016 Baer Employment Agreement, dated effective as of August 18, 2016. The 2016 Baer Employment Agreement provides for a four year employment term beginning January 1, 2017 and ending December 31, 2020 during which Mr. Baer will continue to serve as Chief Legal Officer of our company, Liberty Media, Liberty Broadband, Liberty Expedia and Liberty TripAdvisor. Mr. Baer's current annual base salary is $901,500 and his annual target cash bonus is 100% of base salary. The arrangement also provides Mr. Baer with the opportunity to earn annual performance-based equity incentive awards from our company and Liberty Media during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement with Liberty Media, the compensation committee of our company granted options to Mr. Baer with respect to QRTEA and LVNTA (together, the 2016 Term Options), each as described in more detail below.

The 2016 Baer Employment Agreement governs any termination of Mr. Baer's employment that occurs on or after January 1, 2017 during the term of such agreement. The 2016 Baer Employment Agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the 2016 Baer Employment Agreement), he will be entitled to his accrued but unpaid base salary through the date of termination, any unpaid expenses and other amounts required to be paid by law. In addition, all unexercised 2016 Term Options, whether vested or unvested, will be forfeited.

If, however, Mr. Baer terminates his employment for good reason (as defined in the 2016 Baer Employment Agreement) or if his employment is terminated without cause (as defined in the 2016 Baer Employment Agreement), then he is entitled to receive his (i) accrued but unpaid base salary, (ii) any unpaid expenses and other amounts required to be paid by law, (iii) a lump sum payment of any declared but unpaid bonus from the prior year and (iv) if such termination occurs (x) between January 1, 2017 and March 31, 2018, a lump sum cash payment of $5.3 million, (y) between April 1, 2018 and March 31, 2019, a lump sum cash payment of $3.5 million or (z) between April 1, 2019 and the close of business on December 31, 2020, a lump sum cash payment of $1.9 million. In addition, subject to Mr. Baer's execution of a severance agreement and release in favor of our company, if his employment is terminated by us without cause or by Mr. Baer for good reason (a protected termination), (a) between January 1, 2017 and December 31, 2019, he will vest in 75% of the original number of 2016 Term Options (less any options that have previously vested) or (b) during 2020, the unvested portion of his 2016 Term Options will vest in full, in each case on the date of his termination, and such options will remain exercisable for the period specified in the applicable award agreement. The award agreements for Mr. Baer's annual grants of Performance RSUs (as defined below) will provide that if a protected termination occurs during the employment period, any Performance RSUs that are outstanding and unvested on the termination date will remain outstanding until the date that our compensation committee

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determines whether the performance criteria applicable to such Performance RSUs were met and will vest to the extent determined by the committee on the date of such determination.

If Mr. Baer terminates his employment without good reason (as defined in the 2016 Baer Employment Agreement), he is entitled to receive any accrued but unpaid base salary, any declared but unpaid bonus from the prior year and any unpaid expenses and other amounts required to be paid by law. In addition, Mr. Baer will forfeit any 2016 Term Options and Performance RSUs that are unvested on the date of such termination. Any vested 2016 Term Options will remain exercisable for 90 days after Mr. Baer's termination without good reason, or, if such termination occurs after December 31, 2020, for the remainder of the term of such options.

In the case of Mr. Baer's death or disability (as defined in the 2016 Baer Employment Agreement), such employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses and other amounts required to be paid by law, any declared but unpaid bonus from the prior year and a lump sum cash payment of $1.9 million. In addition, the 2016 Term Options will vest in full and remain exercisable for a one year period following his death or, if such termination occurs after December 31, 2020, for the remainder of the term of such options. Any outstanding but unvested Performance RSUs will vest immediately in the event of Mr. Baer's death or disability to the extent not already vested as of the date of his termination due to death or disability.

As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the 2016 Baer Employment Agreement.

Although we are not a party to the 2016 Baer Employment Agreement, we are obligated to reimburse Liberty Media for our allocable portion of the above payments (other than payments relating to performance bonuses and payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the services agreement.

2016 Term Options. On May 24, 2016, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant to Mr. Baer of (i) 386,434 options to purchase shares of QRTEA with an exercise price of $27.05 per share and (ii) 103,832 options to purchase shares of LVNTA with an exercise price of $37.69 per share. The exercise prices are equal to the closing price of QRTEA and LVNTA on June 1, 2016, the grant date for these options. Mr. Baer's options to purchase LVNTA shares have been adjusted in connection with the CommerceHub Spin-Off and the Expedia Holdings Split-Off. One-half of the 2016 Term Options will vest on December 31, 2019 with the remaining 2016 Term Options vesting on December 31, 2020, in each case, subject to Mr. Baer being employed on the applicable vesting date, and subject to any accelerated vesting upon a termination event. The 2016 Term Options expire on December 31, 2023.

Annual Performance-Based Awards. Beginning in 2017, Mr. Baer will receive annual grants of performance-based RSUs with respect to QRTEA and LVNTA (the Performance RSUs). The combined annual target value of the Performance RSUs and the performance-based RSUs issued by Liberty Media will be $1.875 million. The compensation committee will establish performance metrics with respect to each grant of Performance RSUs that will determine, in the compensation committee's sole discretion, the extent to which such grant will vest.

Equity Incentive Plans

The 2016 incentive plan is administered by the compensation committee of our board of directors with regard to all awards granted under the 2016 incentive plan (other than awards granted to the nonemployee directors), and the compensation committee has full power and authority to determine the terms and conditions of such awards. The 2016 incentive plan is administered by the full board of directors with regard to all awards granted under the 2016 incentive plan to nonemployee directors, and the full board of directors has full power and authority to determine the terms and conditions of such awards. The 2016 incentive plan is designed to provide additional remuneration to officers, employees, nonemployee directors and independent contractors for service to our company and to encourage those persons' investment in our company. Non-qualified stock options,

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SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing may be granted under the 2016 incentive plan (collectively, incentive plan awards).

As of December 31, 2017, (i) the maximum number of shares of our common stock with respect to which incentive plan awards may be issued under the 2016 incentive plan is 39,873,000, subject to anti-dilution and other adjustment provisions of the 2016 incentive plan (which gives effect to certain anti-dilution adjustments resulting from the CommerceHub Spin-Off in July 2016 and the Expedia Holdings Split-Off in November 2016), and (ii) with limited exceptions, no person may be granted in any calendar year incentive plan awards covering more than 8,699,000 shares of our common stock under the 2016 incentive plan (subject to anti-dilution and other adjustment provisions of the 2016 incentive plan) nor may any person receive under the 2016 incentive plan payment for cash incentive plan awards during any calendar year in excess of $10 million, and no nonemployee director may be granted during any calendar year incentive plan awards having a value (as determined on the grant date of such award) in excess of $3 million. Shares of our common stock issuable pursuant to incentive plan awards made under the existing incentive plans are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2016 incentive plan has a five year term.

2006 Deferred Compensation Plan

Effective for the year beginning January 1, 2007 and until the time of the LMC Split-Off, officers of our company at the level of Senior Vice President and above were eligible to participate in the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended, the 2006 deferred compensation plan). In connection with the LMC Split-Off (pursuant to which employees of our company became employees of Old LMC), Old LMC assumed this plan and all obligations outstanding thereunder. In connection with the LMC Spin-Off, Liberty Media assumed this plan and all obligations outstanding thereunder. Prior to the assumption of this plan by Old LMC, each eligible officer of our company, including our Chief Executive Officer, principal financial officer and principal accounting officer, could elect to defer up to 50% of his annual base salary and the cash portion of his performance bonus under the 2006 deferred compensation plan. Elections were required to be made in advance of certain deadlines and could include (1) the selection of a payment date, which generally could not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received on or after January 1, 2015 will earn interest income at a rate that is intended to approximate Liberty Media's general cost of 10-year debt. For 2015 and 2016, the rate was 6.25%, and for 2017, the rate was 6.5%.

Following the LMC Split-Off, our officers are no longer permitted to elect the deferral of a portion of their base salary and performance bonus allocable to our company. Mr. Carleton took advantage of a one-time deferral opportunity in 2011 with respect to a portion of his 2011 performance-bonus that was allocable to and paid by our company, and we will be responsible for the payment of such deferred amount and all interest thereon going forward.

QVC 1997 Nonqualified Defined Pension Restoration Plan, As Amended and Restated

The QVC 1997 Nonqualified Defined Pension Restoration Plan, as amended and restated (the Pension Restoration Plan), in which Mr. George is a participant, is unfunded and is maintained primarily for the purpose of providing a select group of QVC-U.S.'s management with a nonqualified defined contribution benefit. Effective as of January 1, 2012, the Pension Restoration Plan has been frozen so that no additional amounts may be credited to the Pension Restoration Plan, and no additional employees may be eligible to participate. Participants' existing account balances will continue to be credited with earnings at the rate of, (1) for certain amounts credited to a participant's account for the period prior to January 1, 2006, 12% per annum for amounts credited for the period from the date on which such amount was credited through October 31, 2011 or, (2) for all other amounts, the prime lending rate identified by the Bank of New York, plus 3%, each compounded annually at the end of the calendar year. Distribution of participants' vested percentages will be made in a single lump sum payment on the first day of the month following such participant's separation from service, with the exception of specified employees who are subject to

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EXECUTIVE COMPENSATION

Section 409A of the Code, and thus receive the payment on the first day of the sixth month of such employee's separation. The Pension Restoration Plan can be amended or terminated at any time.

Pay Ratio Information

We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Maffei, our chief executive officer on December 31, 2017 pursuant to the SEC's pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K. We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC's pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.

To identify our median employee, we first determined our employee population as of December 31, 2017, which consisted of employees located in the U.S., China, France, Germany, Italy, Japan, Poland and the United Kingdom, representing all full-time, part-time, seasonal and temporary employees employed by our company and our consolidated subsidiaries, QVC, Inc., zulily, llc and Evite, Inc., on that date. As is typical for a retail company, a significant portion of our employee population works in call centers, warehouses and distribution centers operated by our subsidiaries. Our employee population excludes 7,238 employees of HSN, Inc., which we acquired on December 29, 2017. Using information from our payroll records and Form W-2s (or its equivalent for non-U.S. employees), we then measured each employee's gross wages for calendar year 2017, consisting of base salary, commissions, actual bonus payments, long-term incentive cash payments, if any, realized equity award value and taxable fringe benefits. We did not annualize the compensation of employees who were new hires or took a leave of absence in 2017. Also, we did not annualize the compensation of our temporary or seasonal employees. In addition, we did not make any cost-of-living adjustments to the gross wages information.

Once we identified our median employee, we then determined that employee's total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above. The ratio of our chief executive officer's total annual compensation to that of the median employee was as follows:

Chief Executive Officer Total Annual Compensation(1)	$47,809,756
Median Employee Total Annual Compensation	$26,407
Ratio of Chief Executive Officer to Median Employee Total Annual Compensation	1,810:1

(1)
Includes one-time costs of $36,430,007 incurred in connection with Mr. Maffei's participation in the Option Modification Program. Excluding these one-time costs, the ratio of our chief executive officer's total compensation to the annual total compensation of the median employee for fiscal year 2017 would have been 431:1.

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GRANTS OF PLAN-BASED AWARDS

The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2017 to the named executive officers.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Securities		Exercise or Base Price of	Grant Date Fair Value of Stock and

Name	Grant Date	Committee Action Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(4)	of Stock or Units (#)		Underlying Options (#)		Option Awards ($/Sh)	Options Awards ($)(5)

Gregory B. Maffei
	3/15/2017		(6)	—	—	5,296,135	—	—	—	—		—		—	—
QRTEB	5/11/2017			—	—	—	—	—	—	—		153,806	(7)	23.87	1,218,442
QRTEB	3/30/2017	3/30/2017	(8)	—	—	—	—	115,207	—	—		—		—	2,292,619
LVNTB	5/11/2017			—	—	—	—	—	—	—		268,889	(10)	52.39	4,144,160
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		5,470,228	(11)	25.74	18,974,142
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		200,402	(7)	25.74	1,600,042
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		765,441	(11)	55.96	6,543,388
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		108,557	(7)	55.96	1,809,794
LVNTB	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		637,561	(12)	56.38	5,317,624
LVNTB	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		64,732	(11)	56.38	537,933
LVNTB	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		119,545	(11)	56.38	1,194,830
LVNTB	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		258,724	(7)	56.38	452,255
LVNTB	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	165,684	(12)	—		—	—
LVNTB	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	10,165	(7)	—		—	—

Richard N. Baer
	3/15/2017		(6)	—	—	919,530	—	—	—	—		—		—	—
QRTEA	3/30/2017	3/30/2017	(8)	—	—	—	—	24,962	—	—		—		—	496,744
LVNTA	3/30/2017	3/30/2017	(8)	—	—	—	—	4,718	—	—		—		—	209,951
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		238,109	(11)	25.74	937,128
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		8,179	(7)	25.74	65,302
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		47,184	(13)	55.96	416,087
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		2,659	(7)	55.96	44,329
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	12,041	(13)	—		—	—

Mark D. Carleton
	3/15/2017		(6)	—	—	893,010	—	—	—	—		—		—	—
QRTEA	3/30/2017	3/30/2017	(8)	—	—	—	—	18,638	—	—		—		—	370,896
LVNTA	3/30/2017	3/30/2017	(8)	—	—	—	—	3,522	—	—		—		—	156,729
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		59,378	(11)	25.74	212,517
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		2,175	(7)	25.74	17,366
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		9,985	(11)	55.96	90,748
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		12,232	(11)	55.96	103,449
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		5,002	(14)	55.96	42,303
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		33,290	(13)	55.96	260,269
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		3,199	(7)	55.96	53,332
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	1,115	(14)	—		—	—
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	7,422	(13)	—		—	—

Michael A. George
	3/30/2017		(6)	—	—	3,000,000	—	—	—	—		—		—	—
QRTEA	3/30/2017	3/30/2017	(8)	—	—	—	—	214,174	—	—		—		—	4,262,063

Albert E. Rosenthaler
	3/15/2017		(6)	—	—	893,010	—	—	—	—		—		—	—
QRTEA	3/30/2017	3/30/2017	(8)	—	—	—	—	18,638	—	—		—		—	370,896
LVNTA	3/30/2017	3/30/2017	(8)	—	—	—	—	3,522	—	—		—		—	156,729
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		162,990	(11)	25.74	583,349
QRTEA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		5,971	(7)	25.74	47,673
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		22,669	(11)	55.96	206,025
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		12,232	(11)	55.96	103,449
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		5,002	(14)	55.96	42,303
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		33,290	(13)	55.96	260,269
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	—		4,208	(7)	55.96	70,153
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	1,115	(14)	—		—	—
LVNTA	12/26/2017	12/21/2017	(9)	—	—	—	—	—	—	7,422	(13)	—		—	—

(1)
Our 2017 performance-based bonus program does not provide for a threshold bonus amount. The program also does not provide for a target payout amount for any named executive officer that would be payable upon satisfaction of the performance criteria under the 2017 performance-based bonus program. For the actual bonuses paid by our company and QVC, as applicable, see the amounts included for 2017 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

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EXECUTIVE COMPENSATION

(2)
With respect to Messrs. Maffei, Baer, Carleton and Rosenthaler, represents the maximum amount that would have been payable to each named executive officer assuming (x) the Bonus Threshold was met in order to permit the maximum bonus amounts to have been payable, (y) the full 60% of the participant's maximum bonus amount attributable to individual performance was attained and (z) the full 40% of the participant's maximum bonus amount attributable to corporate performance of our company was attained. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses—Liberty Awards—Overview." With respect to Mr. George, represents the maximum amount that would have been payable to Mr. George assuming (x) the QVC Global EBITDA target of $1,808 million was achieved and (y) Mr. George's individual performance warranted the maximum additional increase of his bonus determined based on QVC EBITDA growth. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses—QVC Bonus Award."

(3)
The terms of each of the Maffei RSUs, the Chief RSUs and the George RSUs do not provide for a threshold amount that would be payable upon satisfaction of the performance criteria established by the compensation committee. The amounts in the Target column represent the target amount that would have been payable to the award holder assuming (x) maximum achievement of the Maffei RSU Threshold, the Chief Threshold and the George Threshold was attained and (y) our compensation committee determined not to reduce such payout after considering a combination of the objective, subjective and discretionary criteria established by our compensation committee in March 2017. For the actual Maffei RSUs, Chief RSUs and George RSUs that vested, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards."

(4)
Our compensation committee also set a maximum grant value payout with respect to (i) the Maffei RSUs—equal to 1.5 times the target number of Maffei RSUs or $5.625 million of initial grant value, (ii) the Chief RSUs—equal to $1.875 million for Mr. Baer and $1.4 million for each of Messrs. Carleton and Rosenthaler of initial grant value of the Chief RSUs and (iii) the George RSUs—equal to 1.5 times the target number of George RSUs or $6.188 million of initial grant value. Any payout of an equity award by our company above the target equity award would be in our compensation committee's sole discretion, would be issued in the first quarter of 2018, and would vest immediately after grant. For more information on the named executive officers' performance-based RSU awards, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards."

(5)
With respect to options awards issued in connection with the Option Modification Program, represents the incremental fair value of each award. With respect to restricted stock awards issued in connection with the Option Modification Program, such awards have no incremental fair value to report.

(6)
Reflects the date on which our compensation committee established the terms of the 2017 performance-based bonus program, as described under "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses—Liberty Awards—Overview" and "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses—QVC Bonus Award."

(7)
Vested in full on December 31, 2017.

(8)
Reflects the date on which our compensation committee established the terms of the Maffei RSUs, the Chief RSUS and the George RSUs, as described under "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards."

(9)
Reflects the date on which our compensation committee established the terms of the Option Modification Program and supplemental grants to Messrs. Maffei, Baer, Carleton and Rosenthaler, as described under "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Option Modification Program."

(10)
Originally to cliff vest in full on December 31, 2017, but vesting was accelerated to December 26, 2017 in conjunction with the Option Modification Program.

(11)
Immediately vested in full on December 26, 2017.

(12)
Vests 50% on December 24, 2018 and 50% on December 24, 2019.

(13)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(14)
Vested in full on March 4, 2018.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table contains information regarding unexercised options and unvested awards of restricted stock and RSUs which were outstanding as of December 31, 2017 and held by the named executive officers.

	Option awards						Stock awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gregory B. Maffei
Option Awards
QRTEA	5,470,228	—		—	25.74	12/17/2019	—		—	—		—
QRTEA	200,402	—		—	25.74	12/26/2024	—		—	—		—
QRTEB	—	646,352	(1)	—	29.87	12/24/2021	—		—	—		—
QRTEB	112,436	—		—	29.41	03/31/2022	—		—	—		—
QRTEB	730,273	—		—	25.11	03/29/2023	—		—	—		—
QRTEB	153,806	—		—	23.87	05/11/2024	—		—	—		—
LVNTA	765,441	—		—	55.96	12/17/2019	—		—	—		—
LVNTA	108,557	—		—	55.96	12/26/2024	—		—	—		—
LVNTB	—	637,561	(1)	—	56.38	12/24/2021	—		—	—		—
LVNTB	64,732	—		—	56.38	03/31/2022	—		—	—		—
LVNTB	119,545	—		—	56.38	03/29/2023	—		—	—		—
LVNTB	258,724	—		—	56.38	05/11/2024	—		—	—		—
RSU Award
QRTEB	—	—		—	—	—	—		—	115,207	(2)	2,828,332
Stock Award
LVNTB	—	—		—	—	—	165,684	(1)	8,996,641	—		—

Richard N. Baer
Option Awards
QRTEA	—	386,434	(3)	—	27.05	12/31/2023	—		—	—		—
QRTEA	238,109	—		—	25.74	11/08/2022	—		—	—		—
QRTEA	8,179	—		—	25.74	12/26/2024	—		—	—		—
LVNTA	—	47,184	(3)	—	55.96	12/31/2023	—		—	—		—
LVNTA	2,659	—		—	55.96	12/26/2024	—		—	—		—
RSU Awards
QRTEA	—	—		—	—	—	—		—	24,962	(2)	609,572
LVNTA	—	—		—	—	—	—		—	4,718	(2)	255,904
Stock Award
LVNTA	—	—		—	—	—	12,041	(3)	653,104	—		—

Mark D. Carleton
Option Awards
QRTEA	75,250	37,625	(4)	—	29.59	03/04/2022	—		—	—		—
QRTEA	—	255,199	(3)	—	29.59	03/04/2023	—		—	—		—
QRTEA	59,378	—		—	25.74	03/19/2020	—		—	—		—
QRTEA	2,175	—		—	25.74	12/26/2024	—		—	—		—
LVNTA	9,985	—		—	55.96	03/19/2020	—		—	—		—
LVNTA	12,232	—		—	55.96	03/04/2022	—		—	—		—
LVNTA	—	5,002	(4)	—	55.96	03/04/2022	—		—	—		—
LVNTA	—	33,290	(3)	—	55.96	03/04/2023	—		—	—		—
LVNTA	3,199	—		—	55.96	12/26/2024	—		—	—		—
RSU Awards
QRTEA	—	—		—	—	—	—		—	18,638	(2)	455,140
LVNTA	—	—		—	—	—	—		—	3,522	(2)	191,033
Stock Awards
LVNTA	—	—		—	—	—	1,115	(4)	60,478	—		—
LVNTA	—	—		—	—	—	7,422	(3)	402,569	—		—

Michael A. George
Option Award
QRTEA	—	1,680,065	(3)	—	26.00	12/31/2022	—		—	—		—
RSU Award
QRTEA	—	—		—	—	—	—		—	214,174	(2)	5,230,129

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	Option awards						Stock awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Albert E. Rosenthaler
Option Awards
QRTEA	75,250	37,625	(4)	—	29.59	03/04/2022	—		—	—		—
QRTEA	—	255,199	(3)	—	29.59	03/04/2023	—		—	—		—
QRTEA	162,990	—		—	25.74	03/19/2020	—		—	—		—
QRTEA	5,971	—		—	25.74	12/26/2024	—		—	—		—
LVNTA	22,669	—		—	55.96	03/19/2020	—		—	—		—
LVNTA	12,232	—		—	55.96	03/04/2022	—		—	—		—
LVNTA	—	5,002	(4)	—	55.96	03/04/2022	—		—	—		—
LVNTA	—	33,290	(3)	—	55.96	03/04/2023	—		—	—		—
LVNTA	4,208	—		—	55.96	12/26/2024	—		—	—		—
RSU Awards
QRTEA	—	—		—	—	—	—		—	18,638	(2)	455,140
LVNTA	—	—		—	—	—	—		—	3,522	(2)	191,033
Stock Awards
LVNTA	—	—		—	—	—	1,115	(4)	60,478	—		—
LVNTA	—	—		—	—	—	7,422	(3)	402,569	—		—

(1)
Vests 50% on December 24, 2018 and 50% on December 24, 2019.

(2)
Represents the target number of Maffei RSUs that Mr. Maffei could earn and the target number of Chief RSUs that each of Messrs. Baer, Carleton and Rosenthaler could earn based on our performance in 2017, as well as the target number of George RSUs that Mr. George could earn based on QVC's performance during 2017.

(3)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(4)
Vested on March 4, 2018.

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OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning (i) the exercise of vested options, (ii) the exercise of options that were unvested at the date of the Option Modification Program that were then accelerated in connection with the Option Modification Program (the 2017 unvested options) and (iii) the vesting of RSUs held by our named executive officers, in each case, during the year ended December 31, 2017.

As described in more detail above, in December 2017, in anticipation of changes to the corporate tax rate beginning in our 2018 tax year pursuant to the Tax Act, our compensation committee determined to complete the Option Modification Program. The values shown in the "Option Awards—Value Realized on Exercise" column below include $21,609,871, which equals the aggregate amount related to the exercise by the named executive officers of 2017 unvested options pursuant to the terms of the Option Modification Program. The aggregate value related to the exercise of the 2017 unvested options included in the table below, net of amounts withheld for taxes, equals $11,543,994.

Under the Option Modification Program, the 2017 unvested options were required to be replaced (with the exception of shares withheld for payment of taxes) with a combination of new unvested options and new unvested restricted stock awards based on the fair market value of our LVNTA and LVNTB shares on the Grant Date, which have the same vesting requirements and similar terms as the 2017 unvested options. As a result, the unvested options and unvested restricted shares received upon exercise of the 2017 unvested options, will not vest and will be subject to forfeiture by the named executive officers until the named executive officers satisfy the vesting and other requirements applicable to such awards. See "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Option Modification Program" for additional information concerning the Option Modification Program.

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise (#)(1)(2)	Value realized on exercise ($)(2)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)

Gregory B. Maffei
QRTEA	5,470,228	43,761,824	—	—
QRTEB	—	—	53,229	1,056,063
LVNTA	765,441	29,336,792	—	—
LVNTB	1,256,411	22,163,666	19,957	433,688

Richard N. Baer
QRTEA	238,109	1,778,674	—	—
LVNTA	93,563	2,162,563	—	—

Mark D. Carleton
QRTEA	59,378	475,024	22,205	437,216
LVNTA	69,046	1,517,403	4,021	178,211

Michael A. George
QRTEA	1,719,843	12,503,259	119,231	2,347,658
LVNTA	302,467	10,634,674	—	—

Albert E. Rosenthaler
QRTEA	162,990	1,303,920	22,205	437,216
LVNTA	81,730	1,996,351	4,021	178,211

(1)
Includes shares withheld in payment of withholding taxes at election of holder. In the aggregate, $10,065,877 was withheld for taxes payable by the named executive officers related to the exercise of their 2017 unvested options in the Option Modification Program.

(2)
Includes the following exercises of vested and 2017 unvested options in connection with the Option Modification Program (see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Option Modification Program"). The "2017 Unvested Option Awards" column below includes values related to

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EXECUTIVE COMPENSATION

  awards that are subject to continued vesting requirements with the exception of shares and amounts that were withheld for taxes:

	Vested Option Awards		2017 Unvested Option Awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on exercise (#)	Value realized on exercise ($)

Gregory B. Maffei
QRTEA	5,470,228	43,761,824	—	—
LVNTA	765,441	29,336,792	—	—
LVNTB	184,277	3,604,155	1,072,134	18,559,511

Richard N. Baer
QRTEA	238,109	1,778,674	—	—
LVNTA	—	—	59,225	1,261,493

Mark D. Carleton
QRTEA	59,378	475,024	—	—
LVNTA	22,217	622,969	46,829	894,434

Albert E. Rosenthaler
QRTEA	162,990	1,303,920	—	—
LVNTA	34,901	1,101,917	46,829	894,434

NONQUALIFIED DEFERRED COMPENSATION PLANS

The following table sets forth certain information regarding the Pension Restoration Plan in which Mr. George participated and the 2006 deferred compensation plan in which Mr. Carleton participated, in each case during the year ended December 31, 2017. During December 31, 2017, no other named executive officers participated in the Pension Restoration Plan or the 2006 deferred compensation plan.

Name	Executive contributions in 2017 ($)	Registrant contributions in 2017 ($)	Aggregate earnings in 2017 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/17 ($)

Mark D. Carleton(1)	—	—	7,285	—	85,544	(2)
Michael A. George	—	—	921	—	15,651

(1)
As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation Plan," Mr. Carleton was permitted a one-time deferral election under the 2006 deferred compensation plan following the LMC Split-Off with respect to $50,002, which represented 50% of a portion of Mr. Carleton's 2011 performance-based bonus that was allocable to and paid by our company (the 2011 deferral). Although such amount was transferred to Old LMC upon its assumption of the plan and obligations thereunder in connection with the LMC Split-Off (and later by Liberty Media in connection with the LMC Spin-Off), Qurate will be responsible for the payment of the 2011 deferral and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon. Mr. Carleton has not received any payments with respect to his 2011 deferral election, and at December 31, 2017, the outstanding balance was $85,544. In 2017, the amount of interest with respect to Mr. Carleton's 2011 deferral for which Qurate is responsible was $7,285. Of this amount, $5,318 was reported in the "Summary Compensation Table" as above-market earnings that were credited to Mr. Carleton's deferred compensation account during 2017.

(2)
In our 2017 proxy statement, we reported above-market earnings of $4,434 that were credited as interest to Mr. Carleton's deferred compensation accounts during 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 29, 2017, which was the last business day of our last completed fiscal year. In the event of such a termination or change in control, the

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actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

The amounts provided in the tables are based on the closing market prices on December 29, 2017 for our QRTEA common stock, QRTEB common stock, LVNTA common stock and LVNTB common stock, which were $24.42, $24.55, $54.24 and $54.30, respectively. The value of the options shown in the table is based on the spread between the exercise price of the award and the applicable closing market price. Because the exercise price of each of the named executive officers' option awards, including Mr. Maffei's Term Options, was more than the closing market price of QRTEA, QRTEB, LVNTA and LVNTB shares on December 29, 2017, these option awards have been excluded from the table below. The value of the restricted stock and RSUs shown in the table is based on the applicable closing market price and the number of shares and RSUs unvested.

Each of our named executive officers has received awards and payments under the existing incentive plans. Additionally, each of Messrs. Maffei, Baer and George is entitled to certain payments and acceleration rights upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above and "—Termination Without Cause or for Good Reason" below.

As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation Plan," Mr. Carleton had deferred a portion of his 2011 performance-based bonus under the 2006 deferred compensation plan, a portion of which is allocable to and paid by our company in accordance with his deferral election. Under the 2006 deferred compensation plan, we do not have an acceleration right to pay out account balances to Mr. Carleton upon a separation from service. However, Mr. Carleton was permitted to file at the time of the deferral an election to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a voluntary termination, termination for cause, a termination without cause or for good reason and a termination due to death or disability. For purposes of the tabular presentation below, we have assumed that Mr. Carleton has elected to receive a payout of all deferred compensation upon his separation from service, including interest. In addition, the 2006 deferred compensation plan provides Liberty Media's compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).

The circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout are described below and in the footnotes to the table (other than those described under "—Executive Compensation Arrangements," which are incorporated by reference herein):

Voluntary Termination.

Each of the named executive officers holds equity awards that were issued under our existing incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his employment with our company for any reason, each named executive officer would only have a right to the equity grants that vested prior to his termination date. Mr. Maffei also has certain acceleration rights upon a voluntary termination without good reason pursuant to the award agreement relating to the Term Options that were granted in connection with the approval of his current compensation arrangement. Mr. Maffei would have forfeited his 2017 Annual Awards if he had voluntarily terminated his employment as of December 29, 2017. Mr. Baer would have forfeited his 2016 Term Options and his Chief RSUs if he had voluntarily terminated his employment as of December 29, 2017. Mr. George would have forfeited all rights to his unvested George RSUs and his 2015 Term Options, upon a voluntary termination without good reason as of December 29, 2017 (the impact on such awards of a voluntary termination with good reason is described below). Each of Messrs. Maffei, Baer and George would have been entitled to certain other benefits upon a voluntary termination of his employment with our company as of December 29, 2017 for good reason. See "—Executive Compensation Arrangements—Gregory B. Maffei," "—Executive Compensation Arrangements—Michael A. George" and "—Executive Compensation Arrangements—Richard N. Baer" above. Mr. Carleton and Mr. Rosenthaler are not entitled to any severance payments or other benefits upon a voluntary termination of his employment. The foregoing discussion assumes that the named executive officers voluntarily terminated his respective employment without good reason. See "—Termination Without Cause or for Good Reason" below for a discussion of potential payments and benefits upon a named executive officer's voluntary termination of his employment for good reason.

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EXECUTIVE COMPENSATION

Termination for Cause

All outstanding equity grants constituting options, whether unvested or vested but not yet exercised, and all equity grants constituting unvested restricted shares and RSUs under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei and Mr. George in the case of equity grants constituting vested options or similar rights) who is terminated for "cause." The existing incentive plans, which govern the awards unless there is a different definition in the applicable award agreement, define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Each of Mr. Maffei and Mr. George has certain rights to exercise vested options or similar rights following a termination for cause under his employment agreement, as cause is defined in such employment agreement. See "—Executive Compensation Arrangements" above.

Termination Without Cause or for Good Reason

As of December 29, 2017, Mr. Maffei's unvested equity awards consisted of the Term Options and the 2017 Annual Awards (as modified or replaced pursuant to the Option Modification Program). The Term Options are subject to partial acceleration upon a termination of his employment without cause or for good reason. Mr. Maffei would have forfeited his 2017 Annual Awards upon a termination without cause or for good reason as of December 29, 2017. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

As of December 29, 2017, Mr. George's unvested equity awards consisted of his 2015 Term Options and his George RSUs. The 2015 Term Options are subject to acceleration upon a termination of his employment without cause or for good reason. If Mr. George had been terminated without cause or for good reason as of December 29, 2017, his George RSUs would have stayed outstanding until the date the compensation committee acted to determine the extent to which the performance criteria were met and the number of George RSUs that would have been earned and vested had he remained employed through December 31, 2017. A pro rata portion of such number of George RSUs (based on the number of days Mr. George was employed during calendar year 2017) would then have vested on the date action was taken by the compensation committee. See "—Executive Compensation Arrangements—Michael A. George" above including for a description of the conditions to his receipt of such benefits.

As of December 29, 2017, Mr. Baer's unvested equity awards consisted of his 2016 Term Options (as modified or replaced pursuant to the Option Modification Program) and his Chief RSUs. Subject to his execution of a severance agreement and release in favor of our company, Mr. Baer would have vested in 75% of the original number of his 2016 Term Options (less any options that have previously vested) if his employment had been terminated without cause or for good reason as of December 29, 2017, and his Chief RSUs would have stayed outstanding until the date the compensation committee acted to determine the extent to which the performance criteria were met and the number of Mr. Baer's Chief RSUs that would have been earned and vested had he remained employed through December 31, 2017. See "—Executive Compensation Arrangements—Richard N. Baer" above.

Each of Messrs. Maffei, Baer and George is also entitled under certain circumstances to severance payments and other benefits upon a termination of his employment without cause or for good reason. See "—Executive Compensation Arrangements—Gregory B. Maffei," "—Executive Compensation Arrangements—Richard N. Baer" and "—Executive Compensation Arrangements—Michael A. George" above including for a description of the conditions to Mr. Baer's and Mr. George's receipt of such payments and other benefits.

As of December 29, 2017, Mr. Carleton's and Mr. Rosenthaler's only unvested equity awards were the stock options originally granted to them on March 4, 2015 (as modified or replaced pursuant to the Option Modification Program) and the Chief RSUs granted to them on March 30, 2017. The standard stock option awards originally granted to them on March 4, 2015 provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee. The multi-year awards granted to them on that date provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee, plus a pro rata

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portion of the remaining unvested options based on the portion of the vesting period elapsed through the termination date. The Chief RSUs held by these officers would have been forfeited if the individual had been terminated without cause as of December 29, 2017. None of these officers is entitled to any severance pay or other benefits upon a termination without cause.

Death

In the event of death of any of the named executive officers, the existing incentive plans and applicable award agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted shares and RSU awards, except that Mr. Maffei would have forfeited his 2017 Annual Awards in the event of his death as of December 29, 2017. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits if he dies while employed by our company.

No amounts are shown for payments pursuant to life insurance policies, which Liberty Media makes available to all of its employees.

Disability

If the employment of any of the named executive officers is terminated due to disability, which is defined in the existing incentive plans or applicable award agreements, such plans or agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted shares and RSU awards, except that Mr. Maffei would have forfeited his 2017 Annual Awards if his employment was terminated due to disability as of December 29, 2017. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits upon a termination of his employment due to disability. See "—Executive Compensation Arrangements" above.

No amounts are shown for payments pursuant to short-term and long-term disability policies, which Liberty Media makes available to all of its employees.

Change in Control

In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share and RSU awards held by the named executive officers, except that Mr. Maffei's unvested 2017 Annual Awards would not have been accelerated. A change in control is generally defined as:

  •
  The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards, except that Mr. Maffei's Term Options may also be subject to acceleration upon a change in control, including of the type described in the last bullet point, pursuant to the terms of his employment agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" above. For purposes of the tabular presentation below, we have assumed no such determination was made by the compensation committee.

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EXECUTIVE COMPENSATION

Benefits Payable Upon Termination or Change-in-Control

Name	Voluntary Termination Without Good Reason ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)

Gregory B. Maffei
Severance	11,685,616	(1)	—		30,774,457	(2)	30,774,457	(2)	30,774,457	(2)	—
Options	—	(3)	—	(3)	—	(4)	—	(5)	—	(5)	—	(5)
Restricted shares/RSUs	6,102,200	(3)	—	(3)	8,560,605	(4)	8,996,641	(5)	8,996,641	(5)	8,996,641	(5)
Perquisites(6)	—		—		121,975		—		121,975		—

Total	17,787,816		—		39,457,036		39,771,098		39,893,073		8,996,641

Richard N. Baer
Severance(7)	—		—		2,491,000		893,000		893,000		—
Options	—	(3)	—	(3)	—	(10)	—	(5)	—	(5)	—	(5)
Restricted shares/RSUs	—	(3)	—	(3)	1,355,264	(10)	1,518,580	(5)	1,518,580	(5)	1,518,580	(5)

Total	—		—		3,846,264		2,411,580		2,411,580		1,518,580

Mark D. Carleton
Deferred Compensation(14)	85,544	(8)	85,544	(8)	85,544	(8)	85,544	(8)	85,544	(8)	85,544	(9)
Options	—	(3)	—	(3)	—	(10)	—	(5)	—	(5)	—	(5)
Restricted shares/RSUs	—	(3)	—	(3)	255,416	(10)	1,109,220	(5)	1,109,220	(5)	1,109,220	(5)

Total	85,544		85,544		340,960		1,194,764		1,194,764		1,194,764

Michael A. George
Severance(11)	—		—		1,500,000		—		—		1,500,000
Base Compensation Continuing Payment(12)	—		—		1,250,000		1,250,000		1,250,000		1,250,000
Pension Restoration Plan Payout(13)	15,651		15,651		15,651		15,651		15,651		15,651
Options	—	(3)	—	(3)	—	(10)	—	(5)	—	(5)	—	(5)
Restricted shares/RSUs	—	(3)	—	(3)	5,201,392	(10)	5,230,129	(5)	5,230,129	(5)	5,230,129	(5)

Total	15,651		15,651		7,967,043		6,495,780		6,495,780		7,995,780

Albert E. Rosenthaler
Options	—	(3)	—	(3)	—	(10)	—	(5)	—	(5)	—	(5)
Restricted shares/RSUs	—	(3)	—	(3)	255,416	(10)	1,109,220	(5)	1,109,220	(5)	1,109,220	(5)

Total	—		—		255,416		1,109,220		1,109,220		1,109,220

(1)
If Mr. Maffei had voluntarily terminated his employment without good reason (as defined in the Maffei Employment Agreement) as of December 29, 2017, he would have been entitled to receive in a lump sum the Pro-Rated Amount of $11,685,616, with up to 25% of such amount payable in shares of QRTEB and LVNTB, allocated between them in accordance with the pro rata allocation of his target equity awards. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(2)
If Mr. Maffei's employment had been terminated by Liberty Interactive without cause or by Mr. Maffei for good reason (as defined in the Maffei Employment Agreement) (whether before or within a specified period following a change in control) or due to Mr. Maffei's death or disability, as of December 29, 2017, he would have been entitled to receive a payment of 1.5 times his 2017 base salary payable in 18 equal monthly installments. Mr. Maffei would also be entitled to receive in lump sums the Pro Rated Amount of $11,685,616, and a separate Un-Pro Rated Amount of $17,500,000 and, in each case, up to 25% of such amounts would be payable in shares of QRTEB and LVNTB, allocated between them in accordance with the pro rata allocation of his target equity awards. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(3)
Mr. Maffei's Term Options and other option awards held by the named executive officers have been excluded because (i) the exercise price of each of these options, other than Mr. Maffei's 2017 Annual Options, was more than the closing market price of QRTEA, QRTEB, LVNTA and LVNTB shares on December 29, 2017 and (ii) Mr. Maffei would have forfeited his 2017 Annual Awards if his employment had been terminated for any reason as of December 29, 2017. If Mr. Baer's employment

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  had been terminated without good reason or for cause as of December 29, 2017, he would have forfeited the 2016 Term Options and his Chief RSUs. If Mr. George's employment with QVC had been terminated by Liberty Interactive for cause or by Mr. George without good reason as of December 29, 2017, he would have forfeited the unvested 2015 Term Options and his George RSUs. Each of Messrs. Carleton and Rosenthaler would have forfeited his Chief RSUs if his employment had been terminated without good reason or for cause as of December 29, 2017. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table, "—Executive Compensation Arrangements—Gregory B. Maffei," "—Executive Compensation Arrangements—Michael A. George" and "—Executive Compensation Arrangements—Richard N. Baer" above.

(4)
Based on the number of outstanding restricted shares relating to LVNTA held by Mr. Maffei at December 29, 2017 that would vest pursuant to the forward-vesting provisions in Mr. Maffei's employment agreement. Mr. Maffei's Term Options and other option awards have been excluded because (i) the exercise price of each of these options, other than Mr. Maffei's 2017 Annual Options, was more than the closing market price of QRTEA, QRTEB, LVNTA and LVNTB shares on December 29, 2017 and (ii) Mr. Maffei would have forfeited his 2017 Annual Awards if his employment had been terminated for any reason as of December 29, 2017. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(5)
Based on (i) the number of unvested Chief RSUs held by Messrs. Baer, Carleton and Rosenthaler, (ii) the number of unvested George RSUs held by Mr. George, and (iii) the number of unvested restricted shares relating to LVNTA held by Messrs. Baer, Carleton and Rosenthaler at December 29, 2017 and the number of unvested restricted shares relating to LVNTB held by Mr. Maffei at December 29, 2017. The named executive officers' options, including Mr. Maffei's Term Options, have been excluded because (i) the exercise price of each of these options, other than Mr. Maffei's 2017 Annual Options, was more than the closing market price of QRTEA, QRTEB, LVNTA and LVNTB shares on December 29, 2017 and (ii) Mr. Maffei would have forfeited his 2017 Annual Awards if his employment had been terminated for any reason as of December 29, 2017. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(6)
If Mr. Maffei's employment had been terminated at our company's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) or by reason of disability, as of December 29, 2017, he would have been entitled to receive personal use of the corporate aircraft for 120 hours per year over a 12-month period. Based on an hourly average of the incremental cost of use of the corporate aircraft, perquisite amount of $121,975 represents the maximum potential incremental cost attributable to our company for Mr. Maffei's use of the corporate aircraft for 120 hours based on an hourly average of the incremental cost of use of the corporate aircraft. The remainder of such perquisite expense that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(7)
If Mr. Baer's employment had been terminated by Liberty Interactive without cause or by Mr. Baer for good reason (as defined in his 2016 Employment Agreement), as of December 29, 2017, he would have been entitled to receive a $5.3 million lump sum payment. If Mr. Baer's employment had been terminated due to his disability or death, as of December 29, 2017, he or his estate would have been entitled to receive a lump sum payment of $1.9 million. See "—Executive Compensation Arrangements—Richard N. Baer" above. The 53% of such lump sum severance payment that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(8)
Under the 2006 deferred compensation plan, we do not and Liberty Media does not have an acceleration right to pay out account balances to Mr. Carleton upon this type of termination. However, Mr. Carleton had the right to file an election at the time of his initial deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including under these circumstances. For purposes of the tabular presentation above, we have assumed that Mr. Carleton has elected to receive payout upon a separation from service of all deferred compensation, including interest.

(9)
The 2006 deferred compensation plan provides Liberty Media's compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control of Liberty Media and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

(10)
Based on (i) the number of unvested Chief RSUs held by Mr. Baer, (ii) the number of unvested George RSUs held by Mr. George, and (iii) the number of unvested restricted shares relating to LVNTA held by Messrs. Baer, Carleton and Rosenthaler at December 29, 2017. Each of Messrs. Baer, Carleton and Rosenthaler's unvested restricted shares relating to LVNTA would vest in part pursuant to the forward-vesting provisions in the award agreements if he was terminated without cause or for good reason as of December 29, 2017. The named executive officers' options have been excluded because the exercise price of each of these options was more than the closing market price of QRTEA, QRTEB, LVNTA and LVNTB shares on December 29, 2017. See "—Executive Compensation Arrangements—Richard N. Baer," the "Outstanding Equity Awards at Fiscal Year-End" table and "—Termination Without Cause or for Good Reason" above.

(11)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (as defined in the George Employment Agreement) (whether before or within a specified period following a change in control), as of December 29, 2017, he would have been entitled to receive a lump sum payment of $1,500,000. See "—Executive Compensation Arrangements—Michael A. George" above.

(12)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (whether before or within a specified period following a change in control) or in the event of his death or disability, he would have been entitled to receive a base compensation continuing payment for one year equal to his base salary upon termination.

(13)
Under the Pension Restoration Plan, upon separation from service, a participant would receive a lump sum payment of the vested percentage of such participant's account on the first day of the month following such separation, in this case, January 1, 2018.

(14)
Represents deferred compensation payable to Mr. Carleton based on a one-time deferral election of a portion of his annual cash bonus that was allocable to and paid by Liberty Interactive. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and "—Nonqualified Deferred Compensation Plans" above for more information.

68   |  QURATE RETAIL, INC. 2018 PROXY STATEMENT

DIRECTOR COMPENSATION

NONEMPLOYEE DIRECTORS

Director Fees. Each of our directors who is not an employee of our company is paid an annual fee for 2018 of $218,000 (which, in 2017, was $214,000) (which we refer to as the director fee), of which $104,000 ($102,000 in 2017) is payable in cash and the balance is payable in RSUs or options to purchase shares of QRTEA and LVNTA. For service on our board in 2018 and 2017, each director was permitted to elect to receive $114,000 and $112,000, respectively, of his or her director fee in RSUs or options to purchase QRTEA and LVNTA shares. The awards issued to our directors with respect to their service on our board in 2017 and 2018 were issued in May 2017 and December 2017, respectively. See "—Director RSU Grants" and "—Director Option Grants" below for information on the incentive awards granted in 2017 to the nonemployee directors.

Fees for service on our audit committee, compensation committee and nominating and corporate governance committee are the same for 2017 and 2018, with each member thereof receiving an additional annual fee of $30,000, $10,000 and $10,000, respectively, for his or her participation on each such committee, except that the chairman of each such committee instead receives an additional annual fee of $40,000, $20,000 and $20,000, respectively, for his or her participation on that committee. The cash portion of the director fees and the fees for participation on committees are payable quarterly in arrears.

Management of our company requested Mercer to conduct a market study of nonemployee director compensation in December 2017. In preparing the study, Mercer reviewed the nonemployee director compensation paid at companies that compete in the same markets as our company's operating assets. Also, because of our company's structure, Mercer reviewed director compensation paid at private equity companies. Mercer reviewed the structure and amounts paid at these companies and made comments regarding the ratio of cash compensation to equity compensation, as well as the total compensation that should be paid. After reviewing the report, the board determined to maintain the current pay structure. In 2017, Mercer's aggregate fees for executive and director compensation consulting services were $12,065. Additionally, Mercer and its affiliates billed $1,184,450 for consulting services with respect to retirement plans and benefits and related subscription and technology licenses provided in connection with such services.

Charitable Contributions. If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

Equity Incentive Plans. Awards granted to our nonemployee directors under the 2016 incentive plan are administered by our board of directors or our compensation committee. Our board of directors has full power and authority to grant nonemployee directors the awards described below and to determine the terms and conditions under which any awards are made. The 2016 incentive plan is designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares, restricted stock units and cash awards or any combination of the foregoing under the 2016 incentive plan.

The maximum number of shares of our common stock with respect to which awards may be issued under the 2016 incentive plan is 39,873,000, subject to anti-dilution and other adjustment provisions of the respective plans. Under the 2016 incentive plan, no nonemployee director may be granted during any calendar year awards having a value determined on the date of grant in excess of $3 million. Shares of our common stock issuable pursuant to awards made under the 2016 incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  69

Director RSU Grants. Pursuant to our director compensation policy described above and the 2016 incentive plan, we granted the following RSU awards in May 2017 and December 2017:

	RSUs Granted 5/11/2017		RSUs Granted 12/12/2017		RSUs Granted 12/29/2017

Name	QRTEA	LVNTA	QRTEA	LVNTA	QRTEA	LVNTA

Fiona P. Dias	—	—	—	—	3,070	680
M. Ian G. Gilchrist	2,048	365	—	—	—	—
Evan D. Malone	4,096	730	3,070	680	—	—
David E. Rapley	2,048	365	1,535	340	—	—
Mark C. Vadon	4,096	730	3,070	—	—	—
Andrea L. Wong	4,096	730	3,070	—	—	—

The RSUs granted on May 11, 2017 vested in full on December 12, 2017. The RSUs granted on December 12, 2017 will vest on the first anniversary of the grant date (or, in Ms. Dias's case, on December 12, 2018), or on such earlier date that the grantee ceases to be a director because of death or disability and, unless our board of directors determines otherwise, will be forfeited if the grantee resigns or is removed from the board before the vesting date.

Director Option Grants. Pursuant to our director compensation policy described above and the 2016 incentive plan, we granted the following stock option awards on May 11, 2017 with respect to service on our board in 2017, which became exercisable on December 12, 2017:

Name	# of QRTEA Options	Exercise Price ($)	# of LVNTA Options	Exercise Price ($)

Richard N. Barton	13,785	23.69	2,615	52.00
M. Ian G. Gilchrist	6,542	23.69	1,241	52.00
David E. Rapley	6,542	23.69	1,241	52.00
M. LaVoy Robison	13,084	23.69	2,482	52.00
Larry E. Romrell	13,084	23.69	2,482	52.00

In addition, we also granted the following stock option awards on December 12, 2017 with respect to service on our board in 2018:

Name	# of QRTEA Options	Exercise Price ($)	# of LVNTA Options	Exercise Price ($)

Richard N. Barton	10,503	24.41	2,320	56.96
M. Ian G. Gilchrist	10,503	24.41	2,320	56.96
David E. Rapley	5,252	24.41	1,160	56.96
M. LaVoy Robison	10,503	24.41	2,320	56.96
Larry E. Romrell	10,503	24.41	2,320	56.96
Mark C. Vadon	—	—	2,320	56.96
Andrea L. Wong	—	—	2,320	56.96

The options granted on December 12, 2017 will become exercisable on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and, unless our board of directors determines otherwise, will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.

70   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

DIRECTOR COMPENSATION

Stock Ownership Guidelines. In March 2016, our board of directors adopted stock ownership guidelines that require each nonemployee director to own shares of our company's stock equal to at least three times the value of their annual cash retainer fees. Nonemployee directors will have five years from the later of (i) the effective date of the guidelines and (ii) the director's initial appointment to our board to comply with these guidelines.

Director Deferred Compensation Plan. Effective beginning in the fourth quarter of 2013, directors of our company are eligible to participate in the Liberty Interactive Corporation Nonemployee Director Deferred Compensation Plan (the director deferred compensation plan), pursuant to which eligible directors of our company can elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees shall be effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director's election. Elections are required to be made in advance of certain deadlines, which generally must be on or before the close of business on December 31 of the year prior to the year to which the director's election will apply, and elections must include the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. Compensation deferred under the director deferred compensation plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the director deferred compensation plan that otherwise would have been received on or after January 1, 2015 will earn interest income at a rate that is intended to approximate our company's general cost of 10-year debt. For 2015 and 2016, the rate was 6.25%, and for 2017, the rate was 6.5%.

JOHN C. MALONE

In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to our company. In connection with the LMC Split-Off and the LMC Spin-Off, Mr. Malone's employment agreement (as amended) and his deferred compensation arrangements, as described below, were assumed by Old LMC and later Liberty Media. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600 (which was increased to $3,900 in 2014), subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by our compensation committee. Although the "Director Compensation Table" below reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $81,600 for use of the aircraft by our company and Liberty Media during the year ended December 31, 2017. A portion of the costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, incurred with respect to Mr. Malone were allocated to our company and reimbursed to Liberty Media under the services agreement.

In December 2008, the compensation committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, while he remains employed by our company, in satisfaction of our obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by our predecessors (and which had been assumed by our company). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  71

deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. Following certain termination events, Mr. Malone (or, in the event of Mr. Malone's death, his beneficiaries) would be entitled to receive the remaining payments under these arrangements, subject to certain conditions. In connection with the LMC Split-Off and the LMC Spin-Off, Old LMC and later Liberty Media assumed all outstanding obligations under these deferred compensation arrangements and the installment severance plan.

Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of five full years following termination (calculated on the basis of $3,900 per annum, the lump sum severance payment). As described above, in connection with the LMC Split-Off and later the LMC Spin-Off, Liberty Media assumed Mr. Malone's employment agreement and all outstanding obligations thereunder, and we will reimburse Liberty Media for our allocated portion of any such lump sum severance payments made thereunder.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All other compensation ($)(4)		Total ($)

John C. Malone	—		—	—	—	627,055	(5)(6)(7)	627,055
Richard N. Barton	112,000		—	266,252	—	150		378,402
Fiona P. Dias(8)	—		111,853	—	—	—		111,853
M. Ian G. Gilchrist	142,000		67,497	188,522	—	—		398,019
Evan D. Malone	102,000		248,666	—	—	—		350,666
David E. Rapley	152,000	(3)	124,333	129,368	27,992	—		433,693
M. LaVoy Robison	132,000	(3)	—	258,729	11,481	—		402,210
Larry E. Romrell	152,000		—	258,729	—	—		410,729
Mark C. Vadon	122,000		209,933	39,178	—	150		371,261
Andrea L. Wong	112,000	(3)	209,933	39,178	18,096	—		379,207

(1)
Gregory B. Maffei and Michael A. George, who are directors of our company and named executive officers, and John C. Malone, who is a director of our company, received no compensation for serving as directors of our company during 2017. However, we are allocated a portion of the compensation paid to Mr. Malone by Liberty Media. See footnotes (5), (6) and (7) below.

(2)
As of December 31, 2017, our directors (other than Messrs. Maffei and George, whose equity awards are listed in "Executive Compensation—Outstanding Equity Awards at Fiscal Year-End" above) held the following equity awards:

	John C. Malone	Richard N. Barton	Fiona P. Dias	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	M. LaVoy Robison	Larry E. Romrell	Mark C. Vadon	Andrea L. Wong

Options (#)
QRTEA	—	24,288	—	18,027	10,958	16,475	52,611	43,907	864,737	—
LVNTA	—	4,935	—	5,746	1,572	3,064	9,243	7,700	2,320	2,320
RSUs (#)
QRTEA	—	—	12,115	—	3,070	1,535	—	—	3,070	3,070
LVNTA	—	—	680	—	680	340	—	—	102	—

(3)
Includes 2017 compensation that was earned but not paid in cash because it was deferred under the director deferred compensation plan. Amounts deferred are reflected below:

Name	2017 Deferred Compensation ($)	2017 Above Market Earnings on Accrued Interest ($)	2016 Above Market Earnings on Accrued Interest ($)

David E. Rapley	152,000	27,992	17,066
M. LaVoy Robison	66,000	11,481	6,858
Andrea L. Wong	112,000	18,096	10,860

72   |  QURATE RETAIL, INC. 2018 PROXY STATEMENT

DIRECTOR COMPENSATION

(4)
Liberty Media makes available to our directors tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(5)
Includes the amount of Mr. Malone's base salary of $2,223 and the following amounts, in each case, which were allocated to our company under the services agreement:

Amounts ($)

Reimbursement for personal legal, accounting and tax services	84,921
Compensation related to personal use of corporate aircraft (a)	87,867
Tax payments made on behalf of Mr. Malone	429,584

(a)
Calculated based on aggregate incremental cost of such usage to our company.

  Also includes miscellaneous personal expenses, such as courier charges.

  Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Liberty Media in the LMC Split-Off and later the LMC Spin-Off. Mr. Malone makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Malone.

(6)
Also includes $15,390 in matching contributions allocated to our company with respect to the Liberty Media 401(k) Savings Plan.

(7)
Also includes $3,523 in life insurance premiums allocated to our company for the benefit of Mr. Malone.

(8)
Appointed to our board on December 29, 2017.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  73

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2017, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders:
Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(1)
QRTEA	21,916	$12.81
QRTEB	—	—
LVNTA	3,144	$12.04
LVNTB	—	—
Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(2)
QRTEA	843,167	$15.08
QRTEB	—	—
LVNTA	3,520	$12.22
LVNTB	—	—
Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(3)
QRTEA	4,260,513	$20.84
QRTEB	646,352	$29.87
LVNTA	260,565	$18.78
LVNTB	637,561	$56.38
Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015), as amended			—(4)
QRTEA	50,591	$24.83
QRTEB	—	—
LVNTA	8,615	$33.93
LVNTB	—	—
Liberty Interactive Corporation 2012 Incentive Plan (As Amended and Restated as of March 31, 2015), as amended			—(5)
QRTEA	8,574,668	$27.26
QRTEB	842,709	$25.68
LVNTA	260,658	$38.75
LVNTB	184,277	$56.38
Liberty Interactive Corporation 2016 Omnibus Incentive Plan, as amended			24,904,233(6)
QRTEA	9,798,758	$24.98
QRTEB	153,806	$23.87
LVNTA	1,133,407	$55.87
LVNTB	258,724	$56.38
Equity compensation plans not approved by security holders: None(7)
Total
QRTEA	23,549,613

QRTEB	1,642,867

LVNTA	1,669,909

LVNTB	1,080,562

			24,904,233

(1)
The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on December 17, 2012 and, as a result, no further grants are permitted under this plan.

74   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

(2)
The Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on June 30, 2012 and, as a result, no further grants are permitted under this plan.

(3)
The Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on February 23, 2015 and, as a result, no further grants are permitted under this plan.

(4)
The Liberty Interactive 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015), as amended, expired on September 7, 2016 and, as a result, no further grants are permitted under this plan.

(5)
Upon adoption of the Liberty Interactive Corporation 2016 Omnibus Incentive Plan, as amended, the board of directors ceased making any further grants under the prior incentive plans, including the Liberty Interactive Corporation 2012 Incentive Plan.

(6)
The Liberty Interactive Corporation 2016 Omnibus Incentive Plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(7)
On October 1, 2015, in connection with our acquisition of zulily, we assumed each outstanding award issued pursuant to the zulily, inc. 2009 Equity Incentive Plan and the zulily, inc. 2013 Equity Plan (together, the zulily Plans and such awards collectively, the Assumed zulily Awards). The Assumed zulily Awards were converted into a corresponding award with respect to shares of QRTEA. We do not intend to issue any new grants under the zulily Plans in the future. As of December 31, 2017, the number of securities to be issued upon exercise of outstanding options, warrants and rights under the zulily, inc. 2009 Equity Incentive Plan was 4,714,482 QRTEA shares, which have a weighted average exercise price of $13.77. With respect to the zulily, inc. 2013 Equity Plan, the number of securities to be issued upon exercise of outstanding options, warrants and rights was 461,375 QRTEA shares, which have a weighted average exercise price of $39.16.

On December 29, 2017, in connection with our acquisition of HSN, Inc., we assumed each outstanding award issued pursuant to the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan and the HSN, Inc. 2017 Omnibus Incentive Plan (together, the HSN Plans and such awards collectively, the Assumed HSN Awards). The Assumed HSN Awards were converted into a corresponding award with respect to shares of QRTEA. We do not intend to issue any new grants under the HSN Plans in the future. As of December 31, 2017, the number of securities to be issued upon exercise of outstanding options, warrants and rights under the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan was 3,635,246 QRTEA shares, which have a weighted average exercise price of $26.22.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.

Transaction between Chewy.com and zulily

In April 2017, our audit committee approved a proposed related party transaction involving zulily and chewy.com, an internet retailer of pet food. Mr. Vadon served as Chairman of the Board of chewy.com until May 2017. In the proposed transaction, zulily would distribute a number of chewy.com-branded post card advertisements in its customer packages for three to four months in 2017. The amount involved in the proposed transaction was approximately $575,000, which was a de minimus amount of chewy.com's estimated 2016 revenue.

QURATE RETAIL, INC. 2018 PROXY STATEMENT   |  75

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2018 which will take place on May 23, 2018. Based solely on the date of our 2018 annual meeting and the date of this proxy statement, (i) a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 24, 2018 in order to be eligible for inclusion in our proxy materials for the annual meeting of stockholders for the calendar year 2019 (the 2019 annual meeting), and (ii) a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not earlier than February 22, 2019 and not later than March 25, 2019 to be considered for presentation at the 2019 annual meeting. We currently anticipate that the 2019 annual meeting will be held during the second quarter of 2019. If the 2019 annual meeting takes place more than 30 days before or 30 days after May 23, 2019 (the anniversary of the 2018 annual meeting), a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2019 annual meeting is communicated to stockholders or public disclosure of the date of the 2019 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2019 annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.qurateretail.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of the 2017 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (866) 876-0461, and we will provide you with the 2017 Form 10-K without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

76   |   QURATE RETAIL, INC. 2018 PROXY STATEMENT

ANNEX A

FORM OF RESTATED CERTIFICATE OF INCORPORATION
OF QURATE RETAIL, INC.

            QURATE RETAIL, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                        (1) The present name of the Corporation is Qurate Retail, Inc. The original Certificate of Incorporation of the Corporation was filed on February 28, 2006. The name under which the Corporation was originally incorporated is Liberty Media Holding Corporation.

                        (2) This Restated Certificate of Incorporation restates and further amends the Restated Certificate of Incorporation of the Corporation, as amended prior to the date hereof.

                        (3) This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                        (4) This Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware.

                        (5) Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Restated Certificate of Incorporation, as amended prior to the date hereof, is hereby amended and restated to read in its entirety as follows:

 ARTICLE I

NAME

                        The name of the corporation is Qurate Retail, Inc. (the "Corporation").

ARTICLE II

REGISTERED OFFICE

                        The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

PURPOSE

                        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the "DGCL").

 ARTICLE IV

AUTHORIZED STOCK

                        The total number of shares of capital stock which the Corporation will have authority to issue is eight billion, two hundred million (8,200,000,000) shares, of which:

                        (a)       eight billion, one hundred fifty million (8,150,000,000) shares will be of a class designated Common Stock, par value $0.01 per share ("Common Stock"), and such class will be divided into series as follows:

    i.
    four billion (4,000,000,000) shares of Common Stock will be of a series designated "Series A Common Stock" (the "Series A Common Stock");

    ii.
    one hundred fifty million (150,000,000) shares of Common Stock will be of a series designated "Series B Common Stock" (the "Series B Common Stock");

    iii.
    four billion (4,000,000,000) shares of Common Stock will be of a series designated "Series C Common Stock" (the "Series C Common Stock"); and

                        (b)       fifty million (50,000,000) shares will be of a class designated Preferred Stock, par value $0.01 per share ("Preferred Stock"), such class to be issuable in series as provided in Section C of this Article IV.

                        Upon this Restated Certificate of Incorporation (as it may from time to time hereafter be amended or restated, this "Restated Certificate") becoming effective pursuant to the DGCL (the "Effective Time"), (i) each share of Series A QVC Group Common Stock, par value $0.01 per share ("Old Series A QVC Group Common Stock"), authorized or issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified as one (1) share of Series A Common Stock, par value $0.01 per share, without any action of the holder thereof, and (ii) each share of Series B QVC Group Common Stock, par value $0.01 per share ("Old Series B QVC Group Common Stock" and together with the Old Series A QVC Group Common Stock, the "Old QVC Group Common Stock"), authorized or issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified as one (1) share of Series B Common Stock, par value $0.01 per share, without any action of the holder thereof, in each case, as of the Effective Time. Until surrendered, each stock certificate that, immediately prior to the Effective Time, represented shares of the Old Series A QVC Group Common Stock or Old Series B QVC Group Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Series A Common Stock or Series B Common Stock, respectively, into which the shares of Old QVC Group Common Stock were reclassified, as applicable.

                        The description of the Common Stock and the Preferred Stock, and the powers, designations, preferences, and relative, participating, optional or other rights, and the qualifications, limitations, or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter in this Article IV set forth:

SECTION A

CERTAIN DEFINITIONS AND INTERPRETATIONS

                        Unless the context otherwise requires, the terms defined below will have, for all purposes of this Restated Certificate, the meanings herein specified:

                        "Board of Directors" or "Board" means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

                        "Convertible Securities" means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

                        "Person" means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

                        "Series A Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

                        "Series B Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

                        "Series C Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

                        "Underlying Securities" means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

                        "Voting Securities" means the Series A Common Stock, the Series B Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation (as defined in Article IV, Section C hereof) is designated as a Voting Security; provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

SECTION B

SERIES A COMMON STOCK, SERIES B COMMON STOCK AND
SERIES C COMMON STOCK

                        Each share of Series A Common Stock, each share of Series B Common Stock and each share of Series C Common Stock will, except as otherwise provided in this Restated Certificate, be identical in all respects and will have equal rights, powers and privileges.

1.
Voting Powers.

                        Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record, and holders of Series B Common Stock will be entitled to ten votes for each share of such stock held of record, on all matters that are submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities, or as a separate class with the holders of one or more series of Common Stock or Preferred Stock, or as a separate series of Common Stock or Preferred Stock, or otherwise). Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware. If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100th) of a vote on such matter for each share of Series C Common Stock held of record.

                        Except (A) as may otherwise be required by the laws of the State of Delaware, (B) as may otherwise be provided in this Restated Certificate, or (C) as may otherwise be provided in any Preferred Stock Designation, the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Restated Certificate required to be voted on by the stockholders of the Corporation that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock, as the case may be, then outstanding)), and no separate class or series vote or consent of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter. In the event the holders of the Series C Common Stock are entitled to vote on any matter that may be submitted to a vote of stockholders of the Corporation, such holders will vote as one class with all other stockholders of the Corporation entitled to vote on such matter, unless otherwise required by this Restated Certificate, the laws of the State of Delaware or any Preferred Stock Designation.

2.
Conversion Rights.

                        (a)       Each share of Series B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock. Any such conversion may be effected by any holder of Series B Common Stock by surrendering such holder's certificate or certificates for the Series B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Common Stock to be issued and, if less than all of the shares of Series B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Series B Common Stock to be issued. If so required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Article IV, Section B.2(a) will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article IV, Section B.2(b) of this Restated Certificate, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Series A Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Series B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder's nominee or nominees a new certificate representing the shares of Series B Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Series A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Common Stock on that date. A number of shares of Series A Common Stock equal to the number of shares of Series B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Common Stock. Shares of Series A Common Stock and shares of Series C Common Stock are not convertible into shares of any other series of Common Stock.

                        (b)       The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Series A Common Stock on conversion of shares of Series B Common Stock pursuant to this Article IV, Section B.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Series A Common Stock in a name other than that in which the shares of Series B Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

3.
Dividends.

                        Whenever a dividend, other than a dividend that constitutes a Share Distribution (as defined below), is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board of Directors out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section B.4 below. For purposes of this Article IV, Section B.3 and Article IV, Section B.4 below, a "Share Distribution" means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person.

4.
Share Distributions.

                        If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:

                        (a)       a Share Distribution (i) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (y) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, and (z) shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis; or

                        (b)       a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Series A Common Stock, Series B Common Stock or Series C Common Stock (or Series A Convertible Securities, Series B Convertible Securities or Series C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Series B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock).

5.
Reclassification.

                        The Corporation will not reclassify, subdivide or combine one series of Common Stock then outstanding without reclassifying, subdividing or combining each other series of Common Stock then outstanding, on an equal per share basis. Any such reclassification, subdivision or combination is subject to Article IX of this Restated Certificate.

6.
Liquidation and Dissolution.

                        In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock and the holders of shares of Series C Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section B.6.

SECTION C

PREFERRED STOCK

                        The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as will be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a "Preferred Stock Designation"). The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing, fix the following with respect to such series of Preferred Stock:

                        (i)        the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

                        (ii)        the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

                        (iii)       the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

                        (iv)      the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

                        (v)       the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of capital stock of the Corporation;

                        (vi)      the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

                        (vii)      any other relative rights, powers, preferences and limitations, if any, of such series.

                        The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating, and issuing various series of the Preferred Stock and determining the powers, designations, preferences, and relative, participating, optional or other rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Restated Certificate or any Preferred Stock Designation. All shares of any one series of the Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof, consenting or voting as a separate class or series, will be required for any amendment to this Restated Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

                        Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

                        The governing body of the Corporation will be a Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed by the Board of Directors by resolution. Election of directors need not be by written ballot.

SECTION B

CLASSIFICATION OF THE BOARD

                        Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The term of office of the initial Class I directors expired at the annual meeting of stockholders in 2011; the term of office of the initial Class II directors expired at the annual meeting of stockholders in 2012; and the term of office of the initial Class III directors expired at the annual meeting of stockholders in 2010. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

 SECTION C

REMOVAL OF DIRECTORS

                        Subject to the rights of the holders of any series of Preferred Stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

                        Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

            1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.
Indemnification.

                        (a)    Right to Indemnification.    The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Article V, Section E. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

                        (b)    Prepayment of Expenses.    The Corporation will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

                        (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorneys' fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the

Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

                        (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws of the Corporation, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

                        (e)    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

            3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of this Article V, Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

                        In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE VI

TERM

                        The term of existence of the Corporation shall be perpetual.

ARTICLE VII

STOCK NOT ASSESSABLE

                        The capital stock of the Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of the Corporation. This Restated Certificate shall not be subject to amendment in this respect.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

                        Subject to the rights of the holders of any series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Restated Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, will be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

 SECTION B

ACTION WITHOUT A MEETING

                        No action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, holders of any series of Preferred Stock may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such series.

ARTICLE IX

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

                        Subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

                        (i)        the amendment, alteration or repeal of any provision of this Restated Certificate or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of the Corporation's stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

                        (ii)        the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of this Restated Certificate;

                        (iii)       the merger or consolidation of the Corporation with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the DGCL and notwithstanding the exception to a vote of the stockholders for such a merger set forth therein); provided, however, that this clause (iii) will not apply to any such merger or consolidation (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of the Corporation's stockholders (other than Section 251(h) of the DGCL), or (B) that at least 75% of the members of the Board of Directors then in office have approved;

                        (iv)      the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

                        (v)       the dissolution of the Corporation; provided, however, that this clause (v) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

                        Subject to the foregoing provisions of this Article IX, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

                        IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this         day of                   , 2018.

QURATE RETAIL, INC.
By:
Name: Richard N. Baer Title: Chief Legal Officer

OUR ENVIRONMENT Qurate believes in working to keep our environment cleaner and healthier. Every day, Qurate takes steps to preserve the natural beauty of the surroundings that we are privileged to enjoy. ELECTRONIC DELIVERY Combined with your adoption of electronic delivery of proxy materials, we can ideally reduce the impact on the environment by: We encourage Qurate stockholders to voluntarily elect to receive future proxy and annual report materials electronically. • If you are a registered stockholder, please visit www.envisionreports.com/Qurate for simple instructions. • Beneficial stockholders can opt for e-delivery at www.proxyvote.com or by contacting their nominee. Faster Economical Cleaner Convenient Using approximately 52 fewer tons of wood, or 336 fewer trees Using approximately 489 million fewer BTUs, or the equivalent of the amount of energy used by 5 homes for one full year SCAN THIS QR CODE • • • to vote using your mobile device to sign up for e-delivery to download annual meeting materials Using approximately 83,883 fewer pounds of greenhouse gases, including carbon dioxide, or the equivalent of 8 automobiles running for one year I!] . . Saving approximately 337,926 gallons of water, or the equivalent of approximately 13 swimming pools Saving approximately 28,716 pounds of solid waste Reducing hazardous air pollutants by approximately 40 pounds Environmental impact estimates calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org. •••••••••••••••••••••••••• 2018 ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 23, 2018 <:) 8:15a.m. Local Time J'Corporate Offices of Qurate Retail, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 www.libertyinteractive.com J;j FSC www.fsc.org MIX Paper from responsible sources FSC" C012076

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/Qurate • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Richard N. Barton 02 - Michael A. George 03 - Gregory B. Maffei For Against Abstain ForAgainst Abstain 2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018. 3. A proposal to approve the adoption of the restated certificate of incorporation of our company, which amends and restates our restated certificate of incorporation to (i) eliminate the tracking stock capitalization structure of our company, (ii) reclassify each share of each series of our existing QVC Group Common Stock (as defined in the accompanying proxy statement) into one share of the corresponding series of our New Common Stock (as defined in the accompanying proxy statement), and (iii) make certain conforming and clarifying changes in connection with the foregoing. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 7 5 5 7 0 1 02TU2C MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — QURATE RETAIL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2018 The undersigned hereby appoint(s) Richard N. Baer and Mark D. Carleton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A QVC Group common stock and/or Series B QVC Group common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 8:15 a.m., local time, on May 23, 2018, at the corporate offices of Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE